Exhibit 4.2

INSEEGO CORP.

AS COMPANY

5.50% CONVERTIBLE SENIOR NOTES DUE 2022

INDENTURE

DATED AS OF JANUARY 9, 2017

WILMINGTON TRUST, NATIONAL ASSOCIATION

AS TRUSTEE

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03, 7.08, 7.10
(c)	N.A.
311(a)	7.12
(b)	7.12
(c)	N.A.
312(a)	2.08
(b)	12.19
(c)	12.19
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.05, 12.03, 12.04
(b)	N.A.
(c)(1)	12.03
(c)(2)	12.03
(c)(3)	N.A.
(d)	N.A.
(e)	12.04
(f)	N.A.
315(a)	7.01, 7.02
(b)	7.05, 12.02
(c)	7.01
(d)	7.01(c)
(e)	6.12
316(a)(1)(A)	6.06
(a)(1)(B)	6.05
(a)(2)	N.A.
(a)(last sentence)	2.14
(b)	6.08
(c)	1.05
317(a)(1)	6.09
(a)(2)	6.10
(b)	2.07

*	This Cross-Reference Table shall not, for any purpose, be deemed a part of the Indenture.

i

318(a)	12.20
(b)	N.A.
(c)	12.20

N.A. means not applicable.

ii

i

Form of Note	A-1
Form of Restricted Stock Legend	B-1
Form of Certificate of Transfer	C-1
Form of Certificate from Transferee Qualified Institutional Buyer or Accredited Investor	D-1

INDENTURE, dated as of January 9, 2017, between Inseego Corp., a Delaware corporation (“Company”), and Wilmington Trust, National Association, a national banking association, as trustee (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.50% Convertible Senior Notes due 2022:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Accredited Investor Global Note” means a Global Note that is an Accredited Investor Note.

“Accredited Investor Note” means a Note that, on the Issue Date or other original issue date thereof, as applicable, was issued and sold in reliance upon Section 4(a)(2) of the Securities Act or Rule 506, and not in reliance upon Rule 144A, and each Note issued in exchange therefor or substitution thereof, in each case until such time as such Note is transferred to, or exchanged for, a Note that does not bear the Restricted Note Legend or that is a Rule 144A Note.

“Accredited Investor Physical Note” means a Physical Note that is an Accredited Investor Note.

“Acquired Debt” means unsecured Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Acquired Secured Debt” means secured Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Note” means each Physical Note, if any, originally issued hereunder to, and initially registered in the name of, an Affiliate of the Company, and each Note issued in exchange of, or in substitution for, the foregoing Notes; provided, however, that a Note that is an Affiliate Note will cease to be an Affiliate Note at such time, if any, that such Note ceases to be a Transfer-Restricted Security. The Trustee shall have no obligation to determine or verify whether a Note is an Affiliate Note.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.

“Asset Acquisition” means (a) an investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any of its Subsidiaries or (b) the acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Subsidiaries to any Person (other than to the Company or one or more of its Subsidiaries) in any single transaction or series of transactions (a) that results in a Subsidiary of the Company ceasing to be a Subsidiary of the Company or (b) that constitutes the disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, a Person.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

“Bid Solicitation Agent” means the Person who shall solicit and obtain bids for the Trading Price in accordance with Section 10.01(b)(ii) and the definition of Trading Price set forth herein. The initial Bid Solicitation Agent shall be the Company, and the Company shall have the right to thereafter appoint any other Person to be the Bid Solicitation Agent without prior notice.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it.

“Board Resolution” means a written copy of one or more resolutions certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Issue Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Indenture regardless of any change in GAAP following the Issue Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Issue Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), the equity of such Person, but excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the shares of the common stock of the Company, $0.001 par value per share.

“Company” means the party named as such in the first paragraph of this Indenture until a successor or assignee replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor or assignee.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus:

(a) the following (other than clause (8) below) to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expenses for such period;

(2) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non- U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of the Company and its Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income;

(3) depreciation and amortization expense;

(4) non-cash expenses and amortization expenses, in each case, related to the granting of stock appreciation or similar rights, stock options, restricted shares or restricted stock units pursuant to equity-incentive programs of the Company and its Subsidiaries;

(5) any other non-cash charges, expenses or losses, including any non-cash expense relating to non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (x) the Company may determine not to add back such non-cash charge in the current period and (y) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(6) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(7) restructuring expenses and charges and any costs, charges, fees and expenses incurred in connection with any acquisition, investment or any non-ordinary course disposition of assets;

(8) the amount of cost savings, operational improvements and other synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken (including, without limitation, actions taken or expected to be taken in connection with Asset Sales, Asset Acquisitions, investments and discontinued operations for which pro forma adjustments are required in connection with the calculation of any ratio contained herein) during such period (calculated on a pro forma basis as though such cost savings, operational improvements and other synergies had been realized on the first day of such period), but not including the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings, operational improvements and other synergies are reasonably identifiable and factually supportable, (x) such cost savings, operational improvements and other synergies are expected to be realized within 12 months of the date thereof in connection with such actions, (y) the aggregate amount of cost savings, operational improvements and other synergies added pursuant to this clause (8) shall not exceed 10.0% of Consolidated EBITDA on a consolidated basis for the Company’s and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination for any four consecutive quarter period and (z) such cost savings, operational improvements and other synergies are set forth in an Officers’ Certificate certifying that such cost savings, operational improvements and other synergies comply with the requirements of this clause (8);

(9) fees and costs incurred in connection with the Transactions;

(10) with respect to any investment or Asset Acquisition, (a) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules and (b) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3 (as the same may be amended), in the event that such an adjustment is required by the Company’s independent auditors, in each case, as determined in accordance with GAAP;

(11) expenses and losses arising from patent suits or litigation; and

(12) impairment charges, including the write down of investments, and minus

(b) the following to the extent included in calculating such Consolidated Net Income:

(1) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period; and

(2) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Interest Expenses” means, with respect to the Company for any period, without duplication, the sum of:

(1) consolidated cash interest expense of the Company and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (f) of the proviso below that were amortized or accrued in a previous period; less

(3) cash interest income for such period;

provided, however that the following shall in all cases be excluded from Consolidated Interest Expense:

(a) any one-time cash costs associated with breakage in respect of Hedging Obligations to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof;

(c) annual agency fees paid to any agent or trustee under any Credit Facilities or other debt instruments or documents;

(d) costs associated with obtaining Hedging Obligations;

(e) the accretion or accrual of discounted liabilities; and

(f) any prepayment premium or penalty.

For purposes of this definition, cash interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness to (y) the aggregate amount of Consolidated EBITDA for the most recently ended Test Period, in each case on a pro forma basis.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such consolidated net income, by excluding, without duplication:

(1) all extraordinary, non-recurring or unusual gains or losses, charges or expenses;

(2) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(3) any unrealized gains or losses in respect of Hedging Obligations;

(4) any gains or losses resulting from non-ordinary course dispositions of assets or discontinued operations;

(5) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6) any gain or loss due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP; and

(7) any loss, charge and expense, to the extent covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Conversion Price” means, at any time, (i) $1,000 divided by (ii) the Conversion Rate in effect at such time.

“Conversion Rate” means, initially, 212.7660 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided herein.

“Corporate Trust Office” means the corporate trust office of the Trustee at which the trust created by this Indenture will be administered, which office, as of the Issue Date, is located at Wilmington Trust, National Association, Global Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Inseego Corp. Administrator, and may later be located at such other address as the Trustee, upon delivering notice to the Holders, the Paying Agent, the Conversion Agent, the Registrar and the Company, designates.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt or credit facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities), in each case, with one or more banks, other financial institutions, lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Daily Conversion Value” means, for any VWAP Trading Day during the Observation Period, (1) the product of (x) the Conversion Rate on such VWAP Trading Day and (y) the Daily VWAP on such VWAP Trading Day, divided by (2) forty (40).

“Daily Settlement Amount” means, with respect to each of the 40 consecutive VWAP Trading Days during an Observation Period for a conversion of Notes, (i) cash equal to the lesser of (x) the Specified Dollar Amount applicable to such conversion, divided by forty (40) (such quotient, the “Daily Measurement Value”); and (y) the Daily Conversion Value on such VWAP Trading Day (the lesser of such preceding clauses (x) and (y), the “Daily Cash Amount”); and (ii) if such Daily Conversion Value exceeds such Daily Measurement Value, a number of shares of Common Stock (such number, the “Daily Share Amount”) equal to (x) the difference between such Daily Conversion Value and such Daily Measurement Value, divided by (y) the Daily VWAP for such VWAP Trading Day.

“Daily VWAP” means, for any VWAP Trading Day during the Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INSG <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is (or after notice, passage of time or both would be) an Event of Default.

“Depositary” means DTC; provided that the Company may at any time, upon delivering notice to the Holders, the Trustee, the Registrar, the Paying Agent and the Conversion Agent, appoint a successor Depositary.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Notes), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests and other than as a result of a change of control, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Notes) or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the maturity date of the Notes.

“DTC” means The Depository Trust Company.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means that certain offer pursuant to which the Company offered to issue and exchange $120 million aggregate principal amount of the Notes for up to $120 million aggregate principal amount of the Novatel Wireless Notes.

“Free Trade Date” means, with respect to a Note, the date that is one year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Notes or any shares of the Common Stock issuable upon conversion of the Notes, that such Notes or such shares of Common Stock, as applicable, (i) are eligible to be offered, sold or otherwise transferred pursuant to Rule 144 (or any successor thereto) or otherwise by a Person that is not an “affiliate” (as defined in Rule 144) of the Company and that has not been an “affiliate” (as defined in Rule 144) of the Company during the immediately preceding three-month period without any volume or manner of sale restrictions under the Securities Act; (ii) in the case of the Notes, do not bear the Restricted Note Legend and, in the case of shares of the Common Stock, do not bear the Restricted Stock Legend; and (iii) with respect to Global Notes only, are identified by an unrestricted CUSIP number in the facilities of the applicable depositary.

“Fundamental Change” means an event that will be deemed to occur if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or the Subsidiaries, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(b) the consummation of:

(i) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Subsidiaries to any person, other than the Sale; or

(ii) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another Person pursuant to which the Persons that “beneficially owned” (as defined below), directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s Voting Stock representing more than 50% of the total outstanding voting power of all outstanding classes of

Voting Stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction;

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock (or other common stock or depositary shares or receipts in respect thereof into which the Notes are then convertible, assuming Physical Settlement) ceases to be listed or quoted on any of the NASDAQ Stock Market or the New York Stock Exchange (or any of their respective successors).

A transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares or dissenters rights, in connection with the transaction or transactions, consists of shares of common stock traded on any of the NASDAQ Stock Market or the New York Stock Exchange (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event and as a result of such transaction or event, the Notes become convertible or exchangeable (assuming Physical Settlement) solely into such consideration (excluding cash payable in lieu of any fractional share) in accordance with Section 10.08 hereof.

For the purposes of this definition of “Fundamental Change,” whether a person is a “beneficial owner” or whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Global Note” means a Note represented by a certificate substantially in the form set forth in Exhibit A that is duly executed by the Company and authenticated by the Trustee as provided herein and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered in the Register.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(1) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(2) all obligations of such Person with respect to Capital Lease Obligations or Purchase Money Obligations; and

(3) all guarantees of such Person in respect of any of the foregoing.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Issue Date” means January 9, 2017.

“Last Original Issue Date” means, with respect to any Note, the last date of original issuance of such Note. For purposes of this definition, (i) the “Last Original Issue Date” of Notes issued on the Issue Date (and any Notes issued in exchange therefor or in substitution thereof) is the Issue Date; and (ii) the “Last Original Issue Date” of any other Notes (and any Notes issued in exchange therefor or in substitution thereof) issued pursuant to this Indenture will be the date such Notes are originally issued (or, if later, the last date any Notes are originally issued as part of the same offering pursuant to the exercise of an option granted to the initial purchaser(s) of such Notes to purchase additional Notes).

“Last Reported Sale Price” of the Common Stock on any date means the closing sale or trading price (or, if no closing sale or trading price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) per share on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the Common Stock will be the last quoted bid price per share for the Common Stock in the over-the-counter market on such date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported

Sale Price” will be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Market Disruption Event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Non-Affiliate Legend” means the legend identified as such in Exhibit A hereto.

“Notes” means any of the Company’s 5.50% Convertible Senior Notes due 2022 issued under this Indenture.

“Novatel Wireless” means Novatel Wireless, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Novatel Wireless Notes” means any of the 5.50% Convertible Senior Notes due 2020 issued by Novatel Wireless.

“Observation Period” means, with respect to any Note surrendered for conversion, (i) subject to the immediately following clause (ii), if the Conversion Date for such conversion occurs before the 45th Scheduled Trading Day immediately preceding the Maturity Date, the forty (40) consecutive VWAP Trading Days beginning on, and including, the third VWAP Trading Day after such Conversion Date; (ii) if such Conversion Date occurs on or after the date the Company has issued a Redemption Notice and before the related Redemption Date, the forty (40) consecutive VWAP Trading Days beginning on, and including, the forty second (42nd) Scheduled Trading Day immediately preceding the Redemption Date; and (iii) subject to the immediately preceding clause (ii), if the relevant Conversion Date occurs on or after the 45th Scheduled Trading Day immediately preceding the Maturity Date, the forty (40) consecutive VWAP Trading Days beginning on, and including, the 42nd Scheduled Trading Day immediately preceding the Maturity Date.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a written certificate containing the information specified in Sections 12.03 and 12.04 hereof, signed in the name of the Company by any two Officers, and delivered to the Trustee; provided, that, if such certificate is given pursuant to Section 4.05 hereof, (i) one of the Officers signing such certificate must be the principal financial or accounting Officer of the Company and (ii) such certificate need not contain the information specified in Sections 12.03 and 12.04 hereof.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion containing the information specified in Sections 12.03 and 12.04 hereof, from legal counsel. The counsel may be an employee of, or counsel to, the Company who is satisfactory to the Trustee.

“Participant” means, with respect to the Depositary a Person who has an account with the Depositary.

“Permitted Refinancing Secured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries that may (but is not required to be) secured by a Lien on any of the assets of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other secured Indebtedness of the Company or any of its Subsidiaries; provided, that:

(1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Secured Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Secured Indebtedness has a final maturity date on or after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) such Indebtedness is incurred either by the Company or by any of its Subsidiaries or the real property who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Refinancing Unsecured Indebtedness” means any unsecured Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other unsecured Indebtedness of the Company or any of its Subsidiaries; provided, that:

(1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Unsecured Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Unsecured Indebtedness has a final maturity date on or after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) such Indebtedness is incurred either by the Company or by any of its Subsidiaries who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A that is duly executed by the Company and authenticated by the Trustee as provided herein and registered in the name of the Holder of such Note.

“Prospectus” means the Prospectus relating to the offering of the Notes dated January 4, 2017.

“Purchase Money Obligations” means any Indebtedness to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets.

“Restricted Note Legend” means the legend identified as such set forth in Exhibit A hereto, or any other similar legend indicating the restricted status of the Notes under Rule 144.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s or any of its Subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Stock Legend” means a legend in the form set forth in Exhibit B hereto or any other similar legend indicating the restricted status of the Common Stock under Rule 144.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A Global Note” means a Global Note that is a Rule 144A Note.

“Rule 144A Note” means a Note that, on the Issue Date or other original issue date thereof, as applicable, was issued and sold in reliance upon Rule 144A, and each Note issued in exchange therefor or substitution thereof, in each case until such time as such Note is transferred to, or exchanged for, a Note that does not bear the Restricted Note Legend or that is an Accredited Investor Note.

“Rule 144A Physical Note” means a Physical Note that is a Rule 144A Note.

“Rule 506” means Rule 506 of Regulation D under the Securities Act (or any successor provision), as it may be amended from time to time.

“Sale” means the sale by the Company of all outstanding shares of Novatel Wireless pursuant to the terms of that certain Stock Purchase Agreement dated September 21, 2016 by and between the Company (formerly Vanilla Technologies, Inc.) and Novatel Wireless, on the one hand, and T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (collectively, the “Purchasers”), on the other hand, as such agreement is in effect on the Issue Date.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading; provided, however, that if the Common Stock is not so listed or admitted for trading, then “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

“Specified Dollar Amount” means, with respect to the conversion of any Note with respect to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note being converted to be received upon such conversion (excluding cash in lieu of any fractional share of Common Stock), as specified in the notice specifying the Company’s elected Settlement Method for such conversion or as otherwise deemed to have been specified by the Company pursuant to Section 10.03(a)(i)(D) or 10.03(a)(i)(E).

“Stock Price” means, for any Make-Whole Fundamental Change, (i) if the holders of the Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is of the type described in clause (b) of the definition of Fundamental Change, the amount of cash paid per share of the Common Stock in such Make-Whole Fundamental Change, and (ii) otherwise, the average of the Last Reported Sale Price per share of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date for such Make-Whole Fundamental Change.

“Subordinated Indebtedness” means Indebtedness incurred by the Company that is contractually subordinated in right of payment to the prior payment of amounts owed by the Company with respect to the Notes.

“Subsidiary” means a Person, more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Test Period” means, for any determination hereunder, the four consecutive fiscal quarters of the Company then last ended for which the Company has financial statements that are available.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a Last Reported Sale Price must be determined) generally occurs on the NASDAQ Stock Market or, if the Common Stock (or such other security) is not then listed on the NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then listed or admitted for trading; and (ii) there is no Market Disruption Event; provided, however, that if the Common Stock (or such other security) is not so listed or traded, then “Trading Day” means a Business Day.

“Trading Price” means, with respect to the Notes on any date of determination, the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $2,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided, however, that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the Notes from a nationally recognized securities dealer on any Trading Day, then the Trading Price per $1,000 principal amount of Notes on such Trading Day will be deemed to be less than 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate on such Trading Day. If (x) the Company is not acting as Bid Solicitation Agent, and the Company does not, when the Company is required to, instruct the Bid Solicitation Agent in writing to obtain bids, or if the Company gives such written instruction to the Bid Solicitation Agent, and the Bid Solicitation Agent fails to make such determination or (y) the Company is acting as Bid Solicitation Agent, and the Company fails to make such determination, then, in either case, the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate on each Trading Day of such failure.

“Transactions” means, collectively, any or all of the following: (a) the Sale, (b) the Exchange Offer, (c) the issuance of the Notes and the entry into this Indenture in connection with the Exchange Offer, (d) the amendment of the indenture governing the Novatel Wireless Notes in connection with the Exchange Offer and (e) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transfer Agent” means, initially, Computershare Trust Company, in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Transfer-Restricted Security” means any Note or share of Common Stock issued upon conversion thereof that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Note or share will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(A) such Note or share is sold or otherwise transferred pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B) such Note or share is sold or otherwise transferred pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Note or share ceases to constitute a “restricted security” (as defined in Rule 144); and

(C) (x) such Note or share becomes eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (y) in the case of an Affiliate Note, the Company has received such certificates or other documentation or evidence as the Company may reasonably require in order to establish that the Holder of such Note is not, and was not at any time during the preceding three (3) months, an Affiliate of the Company.

For the avoidance of doubt, the Notes issued on the Issue Date are not Transfer-Restricted Securities.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter with respect to this Indenture, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence will likewise apply to any such subsequent successor or successors.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect on the Issue Date.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes will have or might have voting power by reason of the happening of any contingency).

“VWAP Market Disruption Event” means (A) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (B) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event and (B) trading in the Common Stock generally occurs on the NASDAQ Stock Market or, if the Common Stock is not then listed on the NASDAQ Stock Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “VWAP Trading Day” means a Business Day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term:	Section Defined in:
“Act”	1.05
“Additional Interest”	4.04(a)
“Additional Shares”	10.07(a)
“Agent Members”	2.02(c)
“Averaging Period”	10.05(e)
“Cash Settlement”	10.03(a)(i)
“Combination Settlement”	10.03(a)(i)
“Common Stock Change Event”	10.08(a)
“Conversion Agent”	2.06(a)

Term:	Section Defined in:
“Conversion Consideration”	10.03(a)(ii)
“Conversion Date”	10.02(a)
“Conversion Notice”	10.02(a)
“Defaulted Amount”	2.04(d)
“Default Interest”	2.04(d)
“Effective Date”	10.05(m)(i)(II)
“Event of Default”	6.01(a)
“Ex-Dividend Date”	10.05(m)(i)(III)
“Expiration Date”	10.05(e)
“Expiration Time”	10.05(e)
“Fundamental Change Notice”	3.02(a)
“Fundamental Change Notice Date”	3.02(a)
“Fundamental Change Repurchase Date”	3.01(c)
“Fundamental Change Repurchase Notice”	3.03(a)(A)
“Fundamental Change Repurchase Price”	3.01(b)
“Initial Notes”	2.01(a)
“Interest Payment Date”	2.04(a)(ii)
“Make-Whole Fundamental Change”	10.07(a)
“Make-Whole Fundamental Change Effective Date”	10.07(b)
“Maturity Date”	2.04(a)(i)
“Measurement Period”	10.01(b)(ii)
“Optional Repurchase Date”	3.06(c)
“Optional Repurchase Notice”	3.08(a)(A)
“Optional Repurchase Price”	3.06(b)
“Optional Repurchase Right Notice”	3.07(a)
“Optional Repurchase Right Notice Date”	3.07(a)
“Paying Agent”	2.06(a)
“Permitted Secured Debt”	4.11(a)
“Permitted Unsecured Debt”	4.11(b)
“Physical Settlement”	10.03(a)(i)
“Redemption”	11.02(a)
“Redemption Date”	11.02(c)
“Redemption Notice”	11.03
“Redemption Notice Date”	11.03
“Redemption Price”	11.02(b)
“Reference Property”	10.08(a)
“Reference Property Unit”	10.08(a)
“Register”	2.06(a)
“Registrar”	2.06(a)
“Regular Record Date”	2.04(a)(ii)
“Reorganization Event”	5.01
“Reorganization Successor Corporation”	5.01(a)(ii)
“Reporting Event of Default”	6.04(a)
“Settlement Method”	10.03(a)(i)

Term:	Section Defined in:
“Special Interest”	6.04(a)
“Special Regular Record Date”	2.04(d)(i)
“Spin-Off”	10.05(c)(ii)
“Successor Person”	10.08(a)
“Temporary Notes”	2.12
“Trading Price Condition”	10.01(b)(ii)
“Valuation Period”	10.05(c)(ii)

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company, and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the Trust Indenture Act, reference to another statute or defined by any rule of the SEC under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction. In this Indenture:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it and will be construed in accordance with U.S. generally accepted accounting principles;

(3) “or” is not exclusive;

(4) “including” means including, without limitation;

(5) words in the singular include the plural, and words in the plural include the singular, unless the context requires otherwise;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(7) all references to $, dollars, cash payments or money refer to United States currency;

(8) unless the context requires otherwise, all references to interest on the Notes (a) will include any Additional Interest payable pursuant to Section 4.04 hereof and any Special Interest payable pursuant to Section 6.04 hereof, (b) but, for the avoidance of doubt, will not include any Default Interest payable on a Defaulted Amount pursuant to the terms of Section 2.04 hereof; and

(9) references to sections of or rules under the Securities Act, Exchange Act and the Trust Indenture Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC, as applicable, from time to time.

Section 1.05 Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action will become effective when such instrument or instruments are delivered to the Trustee and to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent will be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit will also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note will bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company, the Paying Agent, the Conversion Agent or the Registrar in reliance thereon, whether or not notation of such action is made upon such Note.

If the Company will solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the Close of Business on such record date will be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and, for that purpose, the outstanding Notes will be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date will be deemed effective unless it will become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE 2

THE NOTES

Section 2.01 Designation, Amount and Issuance of Notes.

(a) The Notes will be designated as “5.50% Convertible Senior Notes due 2022.” The initial aggregate principal amount of Notes to be issued, authenticated and delivered on the Issue Date under this Indenture is $119,750,000 (the “Initial Notes”). From time to time, the Company may issue and execute, and the Trustee may authenticate, Notes delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.10, 2.11, 2.12, 3.11 and 10.02 hereof. In addition, the Company may issue an unlimited aggregate principal amount of additional Notes in accordance with clause (b) of this Section 2.01.

(b) Without the consent of any Holder, and notwithstanding anything to the contrary in Sections 2.01(a) or 2.05 hereof, but subject to the provisions of Section 4.11, the Company may increase the aggregate principal amount of the Notes issued under this Indenture by issuing additional Notes with the same terms as the Initial Notes (except, to the extent applicable, with respect to the issue date, the issue price, the date as of which interest shall begin to accrue (including, without limitation, pre-issuance accrued interest) on such additional Notes and as to the Last Original Issue Date with respect to such additional Notes), which Notes will, subject to the foregoing, be considered to be part of the same series of Notes as those initially issued hereunder; provided, however, that if any such additional Notes are not fungible with other Notes (other than the Affiliate Notes) issued hereunder for federal income tax purposes or under federal securities laws, then such additional Notes shall have a separate CUSIP number. Prior to issuing any such additional Notes, the Company will deliver to the Trustee a Company Order, an Officers’ Certificate and an Opinion of Counsel, which Officers’ Certificate and Opinion of Counsel will address any matters required to be addressed under Section 12.04 hereof.

Section 2.02 Form of Notes.

(a) General. The Notes will be substantially in the form of Exhibit A hereto, but may include any notations, legends or endorsements required by any applicable law (or regulation promulgated thereunder), stock exchange rule or usage, or any insertions, omissions or other variations otherwise permitted or required by this Indenture. Whenever any such notation, legend or endorsement, or any such insertion, omission or other variation is applicable to a Note, the Company will provide such notation, legend or endorsement, or such insertion, omission or other variation to the Trustee in writing.

Each Note will bear a Trustee’s certificate of authentication substantially in the form set forth in Exhibit A hereto.

Notes will bear the legends, if any, required by Section 2.09.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture will govern and control.

(b) Initial and Subsequent Notes. The Notes initially will be issued in global form, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee, as custodian for the Depositary. Except to the extent provided in Section 2.10 hereof, all Notes (other than the Affiliate Notes) will be represented by one or more Global Notes. All Affiliate Notes, if any, will initially be issued as Physical Notes.

(c) Global Notes. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

Only the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, may endorse a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby, and whenever the Holder of a Global Note delivers instructions to the Trustee to increase or decrease the aggregate principal amount of then outstanding Notes represented by a Global Note in accordance with Section 2.10 hereof, the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, will endorse such Global Note to reflect such increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby. None of the Trustee, the Company or any agent of the Trustee or the Company will have any responsibility or bear any liability for any aspect of the records relating to, or payments made on account of, the ownership of any beneficial interest in a Global Note or with respect to maintaining, supervising or reviewing any records relating to such beneficial interest.

Neither any member of, or participant in, the Depositary (collectively, the “Agent Members”) nor any other Person on whose behalf an Agent Member may act will have any rights under this Indenture with respect to any Global Note or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee, may, for all purposes, treat the Depositary, or its nominee, if any, as the absolute owner and Holder of such Global Note.

The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that such Holder is entitled to take under this Indenture or the Notes with respect to such Global Note, and, notwithstanding the foregoing, nothing herein will prevent the Company, the Trustee, the Paying Agent or any agent of the Company, the Trustee or the Paying Agent from giving effect to any written certification, proxy or other authorization furnished by such Holder or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of their respective customary practices governing the exercise of the rights of a Holder of any interest in any Global Note.

Section 2.03 Denomination of Notes. The Notes will be issuable in registered form without coupons in denominations of any Authorized Denomination.

Section 2.04 Payments.

(a) General.

(i) Payment at Maturity. Unless earlier paid or deemed paid pursuant to any of Sections 3.05, 3.10, 10.03 or 11.06 hereof, the Notes will mature on June 15, 2022 (the “Maturity Date”) and, on the Maturity Date, the Company will pay each Holder of Notes $1,000 in cash for each $1,000 principal amount of Notes held, together with accrued and unpaid interest to, but not including, the Maturity Date on such Notes (with such interest to be payable to the Holder of such Notes as of the Close of Business on the Regular Record Date immediately preceding the Maturity Date).

(ii) Payment of Interest. Each Note will accrue interest at a rate equal to 5.50% per annum from, and including, the most recent date to which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for, December 15, 2016 (or such other date provided for in Section 2.01(b) with respect to Notes issued in accordance with such Section)) until, subject to the provisions of clause (d) of this Section 2.04, the date the principal amount of such Note is paid or deemed paid, as the case may be, pursuant to clause (i) of this Section 2.04(a) or any of Sections 3.05, 3.10, 10.03 or 11.06 hereof.

Except as otherwise provided herein, interest will be payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), beginning June 15, 2017 (or such other date provided for in Section 2.01(b) with respect to Notes issued in accordance with such Section), to the Holder of each such Note as of the Close of Business on the June 1 and December 1, as the case may be, and whether or not on a Business Day, immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”), regardless of whether such Note is converted, repurchased or redeemed after such Regular Record Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (which, in the case of a partial month, will, for the avoidance of doubt, be computed as the number of days elapsed over a 30-day month).

(iii) Method of Payment. The Company will pay, or cause the Paying Agent to pay, the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, and the interest due on, any Global Note to the Depositary by wire transfer of immediately available funds on the relevant payment date.

The Company will pay, or cause the Paying Agent to pay, the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, and any interest due on the Maturity Date on, any Physical Note in cash to the applicable Holder of such Note at the office of the Paying Agent on the relevant payment date.

The Company will pay, or cause the Paying Agent to pay, interest due, on an Interest Payment Date, on any Physical Note (except interest due on the Maturity Date) to the applicable Holder of such Note (i) if such Holder holds $5,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $5,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address or (B) if such Holder delivers, not later than the Regular Record Date relating to such Interest Payment Date, a written request to the Registrar that the Company make such payments by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account, which request shall remain in effect until such Holder notifies the Registrar, in writing, to the contrary.

(b) Interest Rights Preserved. Subject to the provisions of Section 2.04(d) hereof, and, to the extent applicable, Sections 2.10 and 2.11 hereof, each Note delivered under this Indenture upon registration of transfer of, or in exchange for, or in lieu of, any other Note will carry any rights to the payment and accrual of interest that were carried by the relevant surrendered Note, Notes, or portion(s) thereof.

(c) Additional Interest; Special Interest. Pursuant to Section 4.04 hereof, in certain circumstances, Additional Interest will accrue on the Notes. Pursuant to Section 6.04 hereof, in certain circumstances, the Company may, at its election, be obligated to pay Holders Special Interest. Unless the context requires otherwise, all references in this Indenture to interest on the Notes will include such Additional Interest and Special Interest, but will not include any Default Interest payable pursuant to Section 2.04(d) hereof.

(d) Defaulted Amounts. Whenever any amount payable on a Note (including, the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or Redemption Price for, and interest on, such Note) has become due and payable, but the Company fails to punctually pay or duly provide for such amount (any such amount, a “Defaulted Amount”), such Defaulted Amount will forthwith cease to be payable to the Holder of such Note on the relevant payment date by virtue of its having been due such payment on such payment date, but will instead, to the extent permitted under applicable law, accrue interest (“Default Interest”) at a rate equal to 5.50% per annum plus 100 basis points from, and including, such payment date and to, but excluding, the date on which such Defaulted Amount is paid by the Company in accordance with either clause (i) or (ii) below.

(i) The Company may elect to pay any Defaulted Amount and Default Interest on such Defaulted Amount to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on a special record date for the payment of such Defaulted Amount and Default Interest (a “Special Regular Record Date”) fixed in accordance with the following procedures:

(A) At least 25 days before the date on which the Company proposes to pay such Defaulted Amounts and Default Interest thereon, the Company will deliver to the Trustee written notice of (I) the proposed payment date for such Defaulted Amounts and Default Interest thereon and (II) the aggregate amount of such Defaulted Amounts and Default Interest thereon.

(B) Upon delivering such notice to the Trustee, the Company will either (I) deposit with the Trustee an amount of money, in immediately available funds, equal to the aggregate amount of such Defaulted Amounts and Default Interest thereon, or (II) take other actions as are necessary to ensure that an amount of money, in immediately available funds, equal to the aggregate of such Defaulted Amounts and Default Interest thereon will be deposited with the Trustee by 11:00 a.m., New York City time, on or prior to the proposed payment date, and in either case, upon receipt of such money, the Trustee will hold such money in trust for the benefit of the Persons entitled to such Defaulted Amounts and Default Interest pursuant to this Section 2.04(d)(i).

(C) Upon (i) receipt of such notice and (ii) the Company’s depositing such money or taking such other actions reasonably satisfactory to the Trustee, the Company will promptly fix a Special Regular Record Date for the payment of such Defaulted Amounts and Default Interest thereon, which Special Regular Record Date will be not more than 15 calendar days and not less than 10 calendar days prior to the proposed payment date, and notify the Trustee and the Holders of the Special Regular Record Date and the date on which such Defaulted Amounts and Default Interest thereon will be paid by the Company.

(D) After such notice has been delivered by the Company, such Defaulted Amounts and Default Interest thereon will be paid to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on the Special Regular Record Date specified in such notice and such Defaulted Amounts and Default Interest thereon will no longer be payable pursuant to the following clause (ii) of this Section 2.04(d).

(ii) The Company may pay any Defaulted Amounts and Default Interest on such Defaulted Amounts in any other lawful manner that is not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes are then listed (or, if applicable, have been approved for listing) or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee. The Trustee will not have any duty or responsibility to any Holder to determine whether any Default Interest is payable, or, if any Default Interest is payable, the amount of such Default Interest that is payable.

Section 2.05 Execution and Authentication.

(a) In General. A Note will be valid only if executed by the Company and authenticated by the Trustee.

(b) Execution. A Note will be deemed to have been executed by the Company when an Officer signs such Note on behalf of the Company. The Officer’s signature may be manual or facsimile (including .pdf), and such Officer’s signature will be valid whether or not such signatory remains an Officer at the time the Trustee authenticates such Note.

(c) Authentication. A Note will be deemed authenticated when an authorized signatory of the Trustee manually signs the certificate of authentication on such Note. An authorized signatory of the Trustee will manually sign the certificate of authentication on a Note only if (i) the Company delivers such Note to the Trustee, (ii) such Note is validly executed by the Company in accordance with Section 2.05(b) hereof, (iii) the Company delivers an Officers’ Certificate and an Opinion of Counsel to the Trustee and (iv) the Company delivers, before or with such Note, a Company Order setting forth (A) a request that the Trustee authenticate such Note; (B) the principal amount of such Note; (C) the name of the Holder of such Note, (D) the date on which such Note is to be authenticated; and (E) any insertions, omissions or other variations, notations, legends or endorsements permitted under Section 2.02 hereof and applicable to such Note. The Company Order shall specify that the Trustee shall deliver such Note to the Holder or the Depositary, and the Trustee will promptly deliver such Note at the Company’s expense in accordance with such Company Order.

The Trustee or the Company may appoint an authenticating agent. If the Trustee appoints an authenticating agent and such authenticating agent is reasonably acceptable to the Company, such authenticating agent may authenticate a Note whenever the Trustee may authenticate such Note. For purposes of this provision, each reference in this Indenture to authentication by the Trustee will be deemed to include authentication by an authenticating agent, and an authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.06 Registrar, Paying Agent and Conversion Agent.

(a) General. The Company will maintain an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where the Notes may be presented for payment, repurchase or redemption (the “Paying Agent”), an office or agency where the Notes may be presented for conversion (the “Conversion Agent”) and an office or agency where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made.

The Registrar will keep a register for the recordation of, and will record, the names and addresses of Holders, the Notes held by each Holder and the transfer, exchange, repurchase, redemption and conversion of Notes (the “Register”). Absent manifest error, the entries in the Register will be conclusive and the parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture. The Register will be in written form or in any form capable of being converted into written form within a reasonably prompt period of time.

The Company may have one or more Registrars, one or more Paying Agents, one or more Conversion Agents and one or more places where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made. Before appointing any Registrar, Paying Agent or Conversion Agent that is not otherwise a party to this agreement, the Company will enter into an appropriate agency agreement with such Registrar, Paying Agent or Conversion Agent, as the case may be, which agency agreement will implement the provisions of this Indenture that relate to such replacement or additional registrar, paying agent or conversion agent, as the case may be. The term Registrar includes any additional registrars named pursuant to this Indenture. The term Paying Agent includes any additional paying agent named pursuant to this Indenture. The term Conversion Agent includes any additional conversion agent named pursuant to this Indenture. Upon the occurrence of any Event of Default under Section 6.01(a)(ix) or 6.01(a)(x) with respect to the Company, the Trustee shall be the Paying Agent.

(b) Initial Designations. The Company initially appoints the Trustee as each of the Registrar, the Paying Agent, and Conversion Agent, and the Notes initially may be presented for registration of transfer or for exchange, payment, repurchase, redemption and conversion to the Trustee, in its capacity as the Registrar, Paying Agent or Conversion Agent, as the case may be, at the Corporate Trust Office. Notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made at the office of the Company identified in Section 12.02.

(c) Removal, Resignation and Replacement. The Company may remove any Registrar, Paying Agent or Conversion Agent by delivering written notice to the Trustee and to such Registrar, Paying Agent or Conversion Agent; provided, however, that no such removal will become effective unless (i) after such removal, at least one Registrar, Paying Agent and Conversion Agent will remain; (ii) a successor has accepted appointment as Registrar, Paying Agent or Conversion Agent, as the case may be, the Company and such successor have entered into an agency agreement in accordance with Section 2.06(a) hereof, and the Company has delivered written notice of such appointment and a copy of such agency agreement to the Trustee, or (iii) the Company has delivered written notice to the Trustee that the Trustee will serve as the successor Registrar, Paying Agent or Conversion Agent, as the case may be, in accordance with Section 2.06(d) hereof; and provided, further, that the right to effect any such change or removal in no way relieves the Company of its obligation to maintain a Registrar, Paying Agent and Conversion Agent in the continental United States. The Company may also change the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made, or reduce the number of such places; provided, however, that the right to effect any such change or reduction in no way relieves the Company of its obligation to maintain a place in the continental United States where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made.

In addition, the Registrar, Paying Agent or Conversion Agent may resign at any time by delivering written notice of such resignation to each of the Company and the Trustee; provided, however, that if the Trustee is serving as Registrar, Paying Agent or Conversion Agent, the Trustee may resign from such capacity only if it also resigns as Trustee in accordance with Section 7.08 hereof. If, after any such resignation, at least one Registrar, Paying Agent and Conversion Agent does not remain, the Trustee will immediately be deemed to serve such empty office or agency in accordance with Section 2.06(d) hereof.

(d) Failure to Maintain an Office or Agency. If the Company fails to maintain in the continental United States, a Registrar, Paying Agent, Conversion Agent or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made, the Trustee will act as the Registrar, Paying Agent, Conversion Agent, or place, as the case may be, and the office where the Notes may be presented for registration of transfer or for exchange, presented for payment, repurchase or redemption or surrendered for conversion will be the Corporate Trust Office. In each such case, the Trustee will be entitled to compensation for such action pursuant to Section 7.07 hereof.

(e) Notices. Promptly upon the effectiveness of any removal or appointment of a Registrar, Paying Agent or Conversion Agent, or upon any change in the location of the office of any Registrar, Paying Agent or Conversion Agent, or of the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made, the Company will deliver to each Holder, with a copy to the Trustee, notice of such removal, appointment or change in location, as the case may be, which notice will include a brief description of the removal, appointment or change in location, as the case may be, and list the name and address of each continuing (and newly appointed, if applicable) Registrar, Paying Agent and Conversion Agent and place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be made.

Section 2.07 Money and Securities Held in Trust. Except as otherwise provided herein, by no later than 11:00 a.m., New York City time, on each due date for a payment on any Note, the Company will deposit with the Paying Agent an amount of money in immediately available funds, if deposited on the due date sufficient to make such payment when due.

The Company will require that each Paying Agent (other than the Trustee, if the Trustee is a Paying Agent) agree in writing that it will (i) segregate all money and securities it holds for making payments with respect to the Notes; (ii) hold such money and securities in trust for the benefit of Holders; and (iii) notify the Trustee, in writing, as promptly as practicable, if the Company defaults in making any payment on the Notes.

If any such default has occurred and is continuing, the Paying Agent will, upon receiving a written request from the Trustee, promptly pay to the Trustee all of the money and securities it holds in trust. In addition, at any time, the Company may require a Paying Agent to pay all money and securities that it holds for making payments with respect to the Notes to the Trustee and to account for any money and securities it has disbursed. After delivering all of such money and securities to the Trustee pursuant to this Section 2.07, the Paying Agent (in its capacity as such) will have no further liability for such money and securities.

Section 2.08 Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Company will furnish to the Trustee, (i) within five Business Days after each Regular Record Date, a list of the names and addresses of Holders as of such Regular Record Date, and (ii) at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of such request, a list of the names and addresses of Holders as of no more than 15 days immediately prior to the date such list is furnished, in each case, in such form as the Trustee may reasonably require. The Company shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.09 Restrictive Legends.

(a) Global Note Legend. Each Global Note will bear the Global Note Legend.

(b) Non-Affiliate Legend. Each Note that is not an Affiliate Note will bear the Non-Affiliate Legend.

(c) Restricted Note Legend. Each Affiliate Note and each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend. If a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09), including pursuant to Section 2.10(b), Section 2.10(c), Section 2.11 or Section 10.02(c), then, unless the Company determines otherwise in its reasonable discretion, such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(d) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(e) Restricted Stock Legend.

(i) Each share of Common Stock issued upon conversion of any Note will bear the Restricted Stock Legend if such Note was (or would have been had it not been converted) a Transfer-Restricted Security at the time such share was issued; provided, however, that such share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such share need not bear the Restricted Stock Legend.

(ii) Notwithstanding anything to the contrary in this Section 2.09(e), a share of Common Stock issued upon conversion of any Note need not bear a Restricted Stock Legend if such share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10 Transfer and Exchange; Transfer Restrictions.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii) Each Note issued upon transfer or exchange of any other Note (such other

Note being referred to as the “old Note” for purposes of this clause (ii)) or portion thereof in accordance herewith will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits hereunder, as such old Notes or portion thereof, as applicable.

(iii) None of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent will impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges or transfers pursuant to Section 2.12, Article 3, Article 10, Article 11 or Section 9.08 not involving any transfer.

(iv) Notwithstanding anything to the contrary herein or in the Notes, the Company, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (1) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (2) is subject to a Fundamental Change Repurchase Notice validly delivered pursuant to Section 3.03, except to the extent that any portion of such Note is not subject to a Fundamental Change Repurchase Notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; (3) is subject to an Optional Repurchase Notice validly delivered pursuant to Section 3.08, except to the extent that any portion of such Note is not subject to an Optional Repurchase Notice or the Company fails to pay the applicable Optional Repurchase Price when due or (4) has been selected for Redemption pursuant to a Redemption Notice that has been sent pursuant to Section 11.03, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed hereunder or under applicable law with respect to any Note, other than to require the delivery of such certificates or other documentation or evidence as expressly required hereby and to examine the same to determine substantial compliance as to form with the requirements hereof.

(vi) Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii) Upon satisfaction of the requirements hereof to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the third (3rd) Business Day after the date of such satisfaction.

(viii) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(b) Transfers and Exchanges of Global Notes.

(i) Subject to clause (ii) below, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(ii) No Global Note (or portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for Physical Notes if:

(A) (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(B) an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from any owner of a beneficial interest in such Global Note to exchange such beneficial interest for one or more Physical Notes; or

(C) the Company, in its sole discretion, by delivering a written request to the Registrar, the Trustee and the owner(s) of beneficial interest(s) in such Global Note, permits the exchange of any such beneficial interest for one or more Physical Notes at the request of such owner(s).

(iii) Upon satisfaction of the requirements hereof to effect a transfer or exchange of any Global Note (or portion thereof):

(A) the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Increases and Decreases of Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.13);

(B) if required to effect such transfer or exchange, then the Company will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Increases and Decreases of Global Note” forming part of such other Global Note;

(C) if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.05, a new Global Note bearing each legend, if any, required by Section 2.09; and

(D) if such Global Note (or portion thereof) is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.05, one or more Physical

Notes registered in such name(s) and in Authorized Denominations (not to exceed, in the aggregate, the principal amount of such Global Note (or portion thereof)) as the Depositary specifies, or as otherwise determined pursuant to customary procedures, and bearing each legend, if any, required by Section 2.09.

(iv) Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Applicable Procedures.

(c) Transfers and Exchanges of Physical Notes.

(i) Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be exchanged; and (z) if then permitted by the Applicable Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in a Global Note; provided, however, that, to effect any such transfer or exchange, such Holder must:

(A) surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or instruments of transfer reasonably required by the Company, the Trustee or the Registrar; and

(B) deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(d).

(ii) Upon the satisfaction of the requirements hereof to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(c)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(A) such old Physical Note will be promptly cancelled pursuant to Section 2.13;

(B) if such old Physical Note is to be transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.05, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(C) in the case of a transfer (including the transfer of a Physical Note (or any portion thereof in an Authorized Denomination) to the Depositary or a nominee thereof that will hold such Note in the form of one or more Global Notes), the Company will issue, execute and deliver, and, in the case of Global Notes, upon the Registrar’s receipt of (1) a written order from a Participant or an Indirect Participant given to the

Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in such Global Note in an amount equal to the interest to be transferred and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be so credited, or, in lieu of the foregoing, such other instructions or documentation as the Registrar may reasonably require in order to comply with the Applicable Procedures in connection with such transfer, the Trustee will authenticate, in each case in accordance with Section 2.05, one or more Physical Notes or Global Notes, as applicable, that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of the Person to whom such old Physical Note (or such portion thereof) is to be transferred (which Person will, for the avoidance of doubt, be the Depositary or a nominee thereof in the case of a Global Note); and (z) bear each legend, if any, required by Section 2.09; and

(D) in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.05, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(d) Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend, or is a Transfer-Restricted Security or an Affiliate Note, requests to:

(i) cause such Note to be identified by an “unrestricted” CUSIP number;

(ii) remove such Restricted Note Legend; or

(iii) register the transfer of such Note to the name of another Person,

then the Company and the Trustee may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company and the Trustee such certificates or other documentation or evidence as the Company or the Trustee may reasonably require in order to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws (which may include, without limitation, certifications in the forms set forth in Exhibit C and Exhibit D hereto with such revisions as the Company or the Trustee reasonably deems appropriate); provided, however, that no such certificates, documentation or evidence need be so delivered on and after the Free Trade Date with respect to such Note unless either (x) such Note is an Affiliate Note or (y) the Company determines, upon advice of counsel, that such Note is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.

(e) Special Transfer Restrictions.

(i) Affiliate Notes. No Affiliate Note may be issued in the form of a Global Note. For the avoidance of doubt, nothing in the foregoing sentence will prohibit a Note (or portion thereof) that is an Affiliate Note (or a portion thereof) from being transferred to, or exchanged for, one or more Global Notes after such time as such Note has ceased to be an Affiliate Note.

(ii) Transfers of Interests from a Rule 144A Note to an Accredited Investor Note. A Rule 144A Physical Note or a beneficial interest in a Rule 144A Global Note may not be transferred to a Person who takes delivery thereof in the form of an Accredited Investor Physical Note or a beneficial interest in an Accredited Investor Global Note unless:

(A) in the case such Person is to take such delivery in the form of an Accredited Investor Global Note, the transferor of such beneficial interest delivers to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in such Accredited Investor Global Note in an amount equal to the interest to be transferred and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be so credited, or, in lieu of the foregoing, such other instructions or documentation as the Registrar may reasonably require in order to comply with the Applicable Procedures in connection with such transfer;

(B) without limiting the generality of Section 2.10(d), such transferor delivers to the Registrar a certificate substantially in the form set forth in Exhibit C hereto, including the certification set forth in Item 4 thereof; and

(C) without limiting the generality of Section 2.10(d), such transferee Person delivers to the Registrar a certificate substantially in the form set forth in Exhibit D hereto, including the certification set forth in Item 1(b) thereof.

(iii) Transfers of Interests from an Accredited Investor Note to a Rule 144A Note. An Accredited Investor Physical Note or a beneficial interest in an Accredited Investor Global Note may not be transferred to a Person who takes delivery thereof in the form of a Rule 144A Physical Note or a beneficial interest in a Rule 144A Global Note unless:

(A) in the case such Person is to take such delivery in the form of a Rule 144A Global Note, the transferor of such beneficial interest delivers to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in such Accredited Investor Global Note in an amount equal to the interest to be transferred and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be so credited, or, in lieu of the foregoing, such other instructions or documentation as the Registrar may reasonably require in order to comply with the Applicable Procedures in connection with such transfer;

(B) without limiting the generality of Section 2.10(d), such transferor delivers to the Registrar a certificate substantially in the form set forth in Exhibit C hereto, including the certification set forth in Item 3 thereof; and

(C) without limiting the generality of Section 2.10(d), such transferee Person delivers to the Registrar a certificate substantially in the form set forth in Exhibit D hereto, including the certification set forth in Item 1(a) thereof.

Section 2.11 Replacement Notes. If (a)(i) a mutilated Note is surrendered to the Registrar or (ii) the Holder of a Note claims that such Note has been lost, destroyed or stolen and provides the Company and the Trustee with (A) evidence of such loss, theft or destruction that is reasonably satisfactory to the Company and the Trustee and (B) any amount or kind of security or indemnity that the Trustee requests to protect itself and the Company requests to protect itself, the Trustee and the Registrar, from any loss that it may suffer upon replacement of such Note, and, in either case, (b) such Holder satisfies any other reasonable requirements of the Company and the Trustee, including the payment of any tax or other governmental charge that may be imposed in connection with the replacement of such Note, then, unless the Company or the Trustee receives notice that such Note has been acquired by a bona fide purchaser, the Company will, in accordance with Section 2.05 hereof, promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, in accordance with Section 2.05 hereof, and the documents required by Sections 12.03 and 12.04 hereof, will promptly authenticate and deliver, in the name of such Holder, a replacement Note having the same aggregate principal amount as the Note that was mutilated or claimed to be lost, destroyed or stolen, bearing any restrictive legends required by Section 2.09 hereof and with a certificate number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 2.11 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, will constitute an original contractual obligation of the Company and any other obligor upon the Notes, regardless of whether the mutilated, destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all benefits of (and will be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.12 Temporary Notes. Until Physical Notes are ready for delivery, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee will, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed) (“Temporary Notes”). Temporary Notes will be issuable in any Authorized Denomination, and substantially in the form of Physical Notes, but with such omissions, insertions and variations as may be appropriate for Temporary Notes, all as may be determined by the Company. Every such Temporary Note will be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay the Company will prepare, execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all Temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 2.06 hereof and the Trustee or such authenticating agent will authenticate and deliver in exchange for such Temporary Notes Physical Notes having an aggregate principal amount equal to such Temporary Notes. Such exchange will be made by the Company at its own expense and without any charge therefor. Until so exchanged, the Temporary Notes will, in all respects, be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.13 Cancellation. At any time, the Company may deliver Notes to the Trustee for cancellation. Whenever any Note is surrendered to the Registrar, Conversion Agent or Paying Agent for registration of transfer, exchange, conversion, repurchase, redemption or payment, the Registrar, Conversion Agent or Paying Agent, as the case may be, will promptly forward such Note to the Trustee. Upon receipt of any such Note, the Trustee, in its customary manner, will promptly cancel and dispose of such Note. The Company may not issue new Notes to replace Notes that it has repurchased, redeemed, paid or delivered to the Trustee for cancellation or that a Holder has converted pursuant to Article 10 hereof.

Section 2.14 Outstanding Notes. At any time, Notes outstanding are limited to all Notes authenticated by the Trustee except (i) those cancelled by it, (ii) those delivered to it for cancellation and (iii) those deemed not outstanding under Sections 3.05, 3.10, 10.02 and 11.06 hereof and clauses (a) and (b) of this Section 2.14.

(a) If a Note is replaced pursuant to Section 2.11 hereof, such Note will cease to be outstanding at the time of its replacement unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a bona fide purchaser.

(b) In addition, any Notes that are owned by Affiliates of the Company (including the Affiliate Notes) will be disregarded and deemed not to be outstanding for purposes of determining whether the Holders of the requisite aggregate principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time of any such determination will be considered in such determination (including determinations pursuant to Article 6 and Article 9 hereof).

Section 2.15 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving the payment of the principal, Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price of, and interest, if any, on, such Note, for the purpose of conversion of such Note and for all other purposes whatsoever with respect to such Note, and none of the Company, the Trustee or any agent of the Company or the Trustee will be affected by any notice to the contrary.

Section 2.16 Repurchases. The Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.17 CUSIPs.

(a) Whenever “CUSIP” and “ISIN” numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to the Notes, which CUSIP and ISIN numbers (i) for Notes that are Transfer-Restricted Securities, will be restricted numbers (which CUSIP number will be distinct from the CUSIP number for the Affiliate Notes), and (ii) for Notes that are not Transfer-Restricted Securities, will be unrestricted numbers. Whenever the Company uses CUSIP and ISIN numbers, the Trustee will also use CUSIP and ISIN numbers in each notice it delivers to the Holders; provided, that neither the Company nor the Trustee will be responsible for any defect in any CUSIP or ISIN number that appears on any Note, check, advice of payment or notice, including any notice delivered pursuant to Section 11.03. The Company will promptly notify the Trustee in writing in the event of any change in the CUSIP or ISIN numbers. Any Affiliate Note identified by a “CUSIP” number shall bear a distinct CUSIP number from all other notes until such time as such Affiliate Note is transferred pursuant to Section 2.10(c).

(b) In addition, if, when any shares of Common Stock are issued upon conversion of a Note, CUSIP and ISIN numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to such shares of Common Stock, which CUSIP and ISIN numbers (i) for shares of Common Stock to which the restrictions on transfer set forth in the Restricted Stock Legend apply, will be restricted numbers, and (ii) for shares of Common Stock to which the restrictions on transfer set forth in the Restricted Stock Legend do not apply, will be unrestricted numbers.

(c) Whenever any of the CUSIP or ISIN numbers with respect to the Notes or the shares of Common Stock issuable upon conversion of the Notes change, cease to be used, or begin to be used, the Company will deliver prompt written notice of such change, cessation, or beginning to each of the Trustee and the Holders.

(d) Notwithstanding anything to the contrary herein or in the Notes, no Affiliate Note may be identified by an “unrestricted” CUSIP number or by a CUSIP number by which any Rule 144A Global Note or Accredited Investor Global Note is identified.

ARTICLE 3

REPURCHASE AT THE OPTION OF THE HOLDER

Section 3.01 Fundamental Change Permits Holders to Require the Company to Repurchase the Notes.

(a) General. If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right, at its option, to require the Company to repurchase all of the Holder’s Notes, or any portion thereof in an Authorized Denomination, on the Fundamental Change Repurchase Date for such Fundamental Change for an amount of cash equal to the Fundamental Change Repurchase Price for such Fundamental Change Repurchase Date and such Notes.

(b) Fundamental Change Repurchase Price. The “Fundamental Change Repurchase Price” means, for any Notes to be repurchased on any Fundamental Change Repurchase Date, a price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date occurs after a Regular Record Date, but on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Fundamental Change Repurchase Price for such Notes will be 100% of the principal amount of such Notes, and accrued and unpaid interest, if any, on such Notes to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Notes remained outstanding through such Interest Payment Date) will be payable, on such Fundamental Change Repurchase Date, to the Holder of such Notes at the Close of Business on such Regular Record Date.

(c) Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” means, for any Fundamental Change, the date specified by the Company in the Fundamental Change Notice for such Fundamental Change, which date will be not less than 20 Business Days, nor more than 35 Business Days, immediately following the Fundamental Change Notice Date for such Fundamental Change.

Section 3.02 Fundamental Change Notice.

(a) General. On or before the 5th Business Day immediately following the effective date of a Fundamental Change, the Company will deliver to each Holder, the Trustee, the Conversion Agent and the Paying Agent (in compliance with the Applicable Procedures, if applicable) written notice of such Fundamental Change and of the resulting repurchase right (the “Fundamental Change Notice,” and the date of such delivery, the “Fundamental Change Notice Date”). Simultaneously with delivering any Fundamental Change Notice to the Holders, the Trustee, the Conversion Agent and the Paying Agent, the Company will publish a notice containing the same information as the Fundamental Change Notice in a newspaper of general circulation in the City of New York and on its website or through such other public medium as the Company may use at such time.

For any Fundamental Change, the Fundamental Change Notice corresponding to such Fundamental Change will specify, as applicable:

(A) briefly, the events causing such Fundamental Change;

(B) the effective date of such Fundamental Change;

(C) the last date on which a Holder may exercise its right to require the Company to repurchase its Notes as a result of such Fundamental Change under this Article 3;

(D) the procedures that a Holder must follow to require the Company to repurchase a Note;

(E) the Fundamental Change Repurchase Price for each $1,000 principal amount of Notes for such Fundamental Change;

(F) the Fundamental Change Repurchase Date for such Fundamental Change;

(G) that the Fundamental Change Repurchase Price for any Note for which a Fundamental Change Repurchase Notice has been duly tendered and not validly withdrawn will be paid promptly following the later of the Fundamental Change Repurchase Date and the time such Note is surrendered for repurchase;

(H) the name and address of the Paying Agent and of the Conversion Agent;

(I) the Conversion Rate in effect on the Fundamental Change Notice Date for such Fundamental Change and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Fundamental Change Notice Date;

(J) if applicable, any adjustments that will be made to the Conversion Rate as a result of such Fundamental Change, including any Additional Shares by which the Conversion Rate will be increased pursuant to Section 10.07 hereof for a Holder that converts a Note “in connection with” such Fundamental Change;

(K) that any Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if such Holder withdraws such Fundamental Change Repurchase Notice in accordance with the terms of this Indenture or to the extent any portion of such Notes are not subject to such Fundamental Change Repurchase Notice;

(L) the procedures for withdrawing a Fundamental Change Repurchase Notice;

(M) that if a Note or portion of a Note is subject to a validly delivered Fundamental Change Repurchase Notice, unless the Company defaults in paying the Fundamental Change Repurchase Price for such Note or portion of a Note, interest, if any, on such Note or portion of a Note will cease to accrue on and after the Fundamental Change Repurchase Date; and

(N) the CUSIP and ISIN number(s) of the Notes.

(b) Failure or Defect. Notwithstanding anything provided elsewhere in this Indenture, neither the failure of the Company to deliver a Fundamental Change Notice nor a defect in a Fundamental Change Notice delivered by the Company will limit the repurchase rights of any Holder under this Article 3 or impair or otherwise affect the validity of any proceedings relating to the repurchase of any Note pursuant to this Article 3.

Section 3.03 Fundamental Change Repurchase Notice.

(a) General. To exercise its repurchase rights under Section 3.01(a) hereof with respect to any Notes pursuant to a Fundamental Change, the Holder thereof must deliver to the Paying Agent, by the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law:

(A) a duly completed “Fundamental Change Repurchase Notice,” substantially in the form set forth in Exhibit A hereto (a “Fundamental Change Repurchase Notice”) setting forth that such Holder is tendering such Notes for repurchase; and

(B) such Notes (A) by book-entry transfer if such Notes are Global Notes, or (B) by physical delivery, if such Notes are Physical Notes, in each case, together with any endorsements or other documents reasonably requested by the Paying Agent, the Trustee or the Company.

(b) Contents of Fundamental Change Repurchase Notice. The Fundamental Change Repurchase Notice for any Note must state:

(i) if such Note is to be repurchased in part, the portion of the principal amount of such Note to be repurchased, which principal amount must equal an Authorized Denomination;

(ii) that such Note will be repurchased by the Company pursuant to the provisions of the Note and this Article 3; and

(iii) if such Note is a Physical Note, the certificate number of such Note.

If the Notes to be repurchased are Global Notes, the Fundamental Change Repurchase Notice for such Notes must instead comply with the Applicable Procedures.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such Fundamental Change Repurchase Notice.

(d) Effect of Improper Notice. Unless and until the Paying Agent receives a validly endorsed and delivered Fundamental Change Repurchase Notice with respect to a Note, together with such Note, in a form that conforms in all material respects with the description contained in such Fundamental Change Repurchase Notice, the Holder submitting the Notes will not be entitled to receive the Fundamental Change Repurchase Price for such Note.

Section 3.04 Withdrawal of Fundamental Change Repurchase Notice.

(a) General. After a Holder delivers a Fundamental Change Repurchase Notice with respect to a Note, such Holder may withdraw such Fundamental Change Repurchase Notice (in whole or in part) with respect to such Note or any portion of such Note in principal amount equal to an Authorized Denomination by delivering to the Paying Agent a written notice of withdrawal prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date. Any such withdrawal notice must state:

(A) the principal amount of the Notes with respect to which such notice of withdrawal pertains, which must equal an Authorized Denomination;

(B) the principal amount of the Notes, if any, that remains subject to the Fundamental Change Repurchase Notice, which principal amount must equal an Authorized Denomination; and

(C) if the Notes subject to such Fundamental Change Repurchase Notice are Physical Notes, the certificate numbers of the Notes to be withdrawn.

If the Notes to be withdrawn are Global Notes, a Holder must instead deliver its notice of withdrawal in compliance with the Applicable Procedures.

(b) Return of Note. Upon receipt of a validly delivered withdrawal notice, the Paying Agent will promptly (i) if such notice pertains to a Physical Note or a portion of a Physical Note, return such Note or portion of a Note to such Holder, in the amount specified in such withdrawal notice; and, (ii) if such notice pertains to a beneficial interest in a Global Note, in compliance with the Applicable Procedures, cancel any instructions for book-entry transfer of such beneficial interest, in the amount specified in such withdrawal notice.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a notice of withdrawal with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such notice of withdrawal.

Section 3.05 Effect of Fundamental Change Repurchase Notice.

(a) General. If a Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice (together with all necessary endorsements) with respect to a Note, such Holder may no longer convert such Note unless and until such Holder validly withdraws such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof.

(b) Timing of Payment. Upon the Paying Agent’s receipt of (i) a valid Fundamental Change Repurchase Notice (together with all necessary endorsements) and (ii) the Notes to which such Fundamental Change Repurchase Notice pertains, the Holder of the Notes to which such Fundamental Change Repurchase Notice pertains will be entitled, except to the extent such Holder has validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof, to receive the Fundamental Change Repurchase Price with respect to such Notes on the later of the following (subject to extension to comply with applicable law) (A) the Fundamental Change Repurchase Date and (B)(x) if such Notes are Physical Notes, the date of delivery of such Notes to the Paying Agent, duly endorsed, or (y) if such Notes are Global Notes, the date of book-entry transfer of such Notes to the Paying Agent, or, if such later date is not a Business Day, the Business Day immediately following such later date.

(c) Effect of Deposit. If, as of 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date for any Fundamental Change, the Company, in accordance with Section 3.13 hereof, has deposited with the Paying Agent money sufficient to pay the Fundamental Change Repurchase Price for every Note subject to a Fundamental Change Repurchase Notice validly delivered in accordance with Section 3.03 hereof and not validly withdrawn in accordance with Section 3.04 hereof, at the Close of Business on the Fundamental Change Repurchase Date:

(A) the Notes to be repurchased will cease to be outstanding and interest (except Default Interest) will cease to accrue on such Notes (whether or not book-entry transfer of such Notes is made or whether or not such Notes are delivered to the Paying Agent), except to the extent provided in the proviso to Section 3.01(b); and

(B) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Fundamental Change Repurchase Price upon delivery or transfer of such Notes and any Defaulted Amounts or Default Interest with respect to the Notes, and other than as provided in the proviso to Section 3.01(b)) will terminate.

Section 3.06 Repurchase of Notes by the Company at the Option of the Holder.

(a) General. Each Holder will have the right, at its option, to require the Company to repurchase all of the Holder’s Notes, or any portion thereof in an Authorized Denomination, on the Optional Repurchase Date for an amount of cash equal to the Optional Repurchase Price for such Notes.

(b) Optional Repurchase Price. The “Optional Repurchase Price” means, for any Notes to be repurchased on the Optional Repurchase Date, a price equal to 100% of the principal amount of such Notes. For the avoidance of doubt, accrued and unpaid interest, if any, on any Note to be repurchased on an Optional Repurchase Date to, but excluding, the Interest Payment Date falling on such Optional Repurchase Date will be payable, on such Interest Payment Date, to the Holder of such Note at the Close of Business on the immediately preceding Regular Record Date.

(c) Optional Repurchase Date. The “Optional Repurchase Date” means June 15, 2020.

Section 3.07 Optional Repurchase Right Notice.

(a) General. On or prior to the date that is 20 Business Days before the Optional Repurchase Date, the Company will deliver to each Holder, the Trustee, the Conversion Agent and the Paying Agent (in compliance with the Applicable Procedures, if applicable) written notice of such optional repurchase right (the “Optional Repurchase Right Notice,” and the date of such delivery, the “Optional Repurchase Right Notice Date”). Simultaneously with delivering any Optional Repurchase Right Notice to the Holders, the Trustee, the Conversion Agent and the Paying Agent, the Company will publish a notice containing the same information as the Optional Repurchase Right Notice in a newspaper of general circulation in the City of New York and on its website or through such other public medium as the Company may use at such time.

The Optional Repurchase Right Notice will specify, as applicable:

(A) the last date on which a Holder may exercise its right to require the Company to repurchase its Notes pursuant to Section 3.06 above;

(B) the procedures that a Holder must follow to require the Company to repurchase a Note;

(C) the Optional Repurchase Price for each $1,000 principal amount of Notes;

(D) that the regular interest due on the Optional Repurchase Date on the Notes to be repurchased will be paid to the Holder of such Notes on the Close of Business on the immediately preceding Record Date;

(E) that the Optional Repurchase Price for any Note for which an Optional Repurchase Notice has been duly tendered and not validly withdrawn will be paid promptly following the later of the Optional Repurchase Date and the time such Note is surrendered for repurchase;

(F) the name and address of the Paying Agent and of the Conversion Agent;

(G) the Conversion Rate in effect on the Optional Repurchase Right Notice Date and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Optional Repurchase Right Notice Date;

(H) that any Notes with respect to which an Optional Repurchase Notice has been delivered by a Holder may be converted only if such Holder withdraws such Optional Repurchase Notice in accordance with the terms of this Indenture or to the extent any portion of such Notes are not subject to such Optional Repurchase Notice;

(I) the procedures for withdrawing an Optional Repurchase Notice;

(J) that if a Note or portion of a Note is subject to a validly delivered Optional Repurchase Notice, unless the Company defaults in paying the Optional Repurchase Price for such Note or portion of a Note, interest, if any, on such Note or portion of a Note will cease to accrue on and after the Optional Repurchase Date; and

(K) the CUSIP and ISIN number(s) of the Notes.

(b) Failure or Defect. Notwithstanding anything provided elsewhere in this Indenture, neither the failure of the Company to deliver an Optional Repurchase Right Notice nor a defect in an Optional Repurchase Right Notice delivered by the Company will limit the repurchase rights of any Holder under this Article 3 or impair or otherwise affect the validity of any proceedings relating to the repurchase of any Note pursuant to this Article 3.

Section 3.08 Optional Repurchase Notice.

(a) General. To exercise its repurchase rights under Section 3.06(a) hereof with respect to any Notes, the Holder thereof must deliver to the Paying Agent, before the Close of Business on the Business Day immediately preceding the Optional Repurchase Date (or such later time as may be required by law), subject to extension to comply with applicable law:

(A) a duly completed “Optional Repurchase Notice,” substantially in the form set forth in Exhibit A hereto (a “Optional Repurchase Notice”) setting forth that such Holder is tendering such Notes for repurchase; and

(B) such Notes (x) by book-entry transfer if such Notes are Global Notes, or (y) by physical delivery, if such Notes are Physical Notes, in each case, together with any endorsements or other documents reasonably requested by the Paying Agent, the Trustee or the Company.

(b) Contents of Optional Repurchase Notice. The Optional Repurchase Notice for any Note must state:

(i) if such Note is to be repurchased in part, the portion of the principal amount of such Note to be repurchased, which principal amount must equal an Authorized Denomination;

(ii) that such Note will be repurchased by the Company pursuant to the provisions of the Note and this Article 3; and

(iii) if such Note is a Physical Note, the certificate number of such Note.

If the Notes to be repurchased are Global Notes, the Optional Repurchase Notice for such Notes must instead comply with the Applicable Procedures.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent an Optional Repurchase Notice with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such Optional Repurchase Notice.

(d) Effect of Improper Notice. Unless and until the Paying Agent receives a validly endorsed and delivered Optional Repurchase Notice with respect to a Note, together with such Note, in a form that conforms in all material respects with the description contained in such Optional Repurchase Notice, the Holder submitting the Notes will not be entitled to receive the Optional Repurchase Price for such Note.

Section 3.09 Withdrawal of Optional Repurchase Notice.

(a) General. After a Holder delivers an Optional Repurchase Notice with respect to a Note, such Holder may withdraw such Optional Repurchase Notice (in whole or in part) with respect to such Note or any portion of such Note in principal amount equal to an Authorized Denomination by delivering to the Paying Agent a written notice of withdrawal prior to the Close of Business on the Business Day immediately preceding the Optional Repurchase Date. Any such withdrawal notice must state:

(A) the principal amount of the Notes with respect to which such notice of withdrawal pertains, which must equal an Authorized Denomination;

(B) the principal amount of the Notes, if any, that remains subject to the Optional Repurchase Notice, which principal amount must equal an Authorized Denomination; and

(C) if the Notes subject to such Optional Repurchase Notice are Physical Notes, the certificate numbers of the Notes to be withdrawn.

If the Notes to be withdrawn are Global Notes, a Holder must instead deliver its notice of withdrawal in compliance with the Applicable Procedures.

(b) Return of Note. Upon receipt of a validly delivered withdrawal notice, the Paying Agent will promptly (i) if such notice pertains to a Physical Note or a portion of a Physical Note, return such Note or portion of a Note to such Holder, in the amount specified in such withdrawal notice; and, (ii) if such notice pertains to a beneficial interest in a Global Note, in compliance with the Applicable Procedures, withdraw any instructions for book-entry transfer of such beneficial interest, in the amount specified in such withdrawal notice.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a notice of withdrawal with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such notice of withdrawal.

Section 3.10 Effect of Optional Repurchase Notice.

(a) General. If a Holder validly delivers to the Paying Agent an Optional Repurchase Notice (together with all necessary endorsements) with respect to a Note, such Holder may no longer convert such Note unless and until such Holder validly withdraws such Optional Repurchase Notice in accordance with Section 3.09 hereof.

(b) Timing of Payment. Upon the Paying Agent’s receipt of (i) a valid Optional Repurchase Notice (together with all necessary endorsements) and (ii) the Notes to which such Optional Repurchase Notice pertains, the Holder of the Notes to which such Optional Repurchase Notice pertains will be entitled, except to the extent such Holder has validly withdrawn such Optional Repurchase Notice in accordance with Section 3.09 hereof, to receive the Optional Repurchase Price with respect to such Notes on the later of the following (subject to extension to comply with applicable law) (i) the Optional Repurchase Date and (ii)(A) if such Notes are Physical Notes, the date of delivery of such Notes to the Paying Agent, duly endorsed, or (B) if such Notes are Global Notes, the date of book-entry transfer of such Notes to the Paying Agent, or, if such later date is not a Business Day, the Business Day immediately following such later date.

(c) Effect of Deposit. If, as of 11:00 a.m., New York City time, on the Optional Repurchase Date, the Company, in accordance with Section 3.13 hereof, has deposited with the Paying Agent money sufficient to pay the Optional Repurchase Price for every Note subject to an Optional Repurchase Notice validly delivered in accordance with Section 3.08 hereof and not validly withdrawn in accordance with Section 3.09 hereof, at the Close of Business on the Optional Repurchase Date:

(A) the Notes to be repurchased will cease to be outstanding and interest (except Default Interest) will cease to accrue on such Notes (whether or not book-entry transfer of such Notes is made or whether or not such Notes are delivered to the Paying Agent), except to the extent provided in the second sentence of Section 3.06(b); and

(B) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Optional Repurchase Price upon delivery or transfer of such Notes and any Defaulted Amounts or Default Interest with respect to the Notes, and other than as provided in the second sentence of Section 3.06(b)) will terminate.

Section 3.11 Notes Repurchased in Part. If any Physical Note is to be repurchased only in part, the Holder must surrender such Note at the office of the Paying Agent, whereupon the Company, in accordance with Section 2.05 hereof, will promptly execute, and the Trustee, in accordance with Section 2.05 hereof, will promptly authenticate and deliver, to the surrendering Holder, a new Note or Notes of any authorized denomination or denominations equal to the portion of the principal amount of the Note so surrendered which is not repurchased. If any Global Note is repurchased in part, the Company will instruct the Trustee to decrease the principal amount of such Global Note by the principal amount repurchased. Any Notes that are repurchased or owned by the Company, whether or not in connection with a Fundamental Change, will be submitted to the Trustee for cancellation and will be duly retired by the Company.

Section 3.12 Covenant to Comply With Securities Laws Upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Notice or Optional Repurchase Right Notice under this Article 3, the Company will, to the extent applicable, (i) comply with Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes, (ii) file the related Schedule TO (or any successor schedule, form or report) or any other required schedule under the Exchange Act, and (iii) otherwise comply with any applicable United States federal and state securities laws so as to permit Holders to exercise their rights and obligations under Section 3.01 or Section 3.06 hereof in the time and in the manner specified in Sections 3.01 and 3.03 or Sections 3.06 and 3.08 hereof, respectively.

Section 3.13 Deposit of Fundamental Change Repurchase Price or Optional Repurchase Price. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date or Optional Repurchase Date, as applicable, the Company will deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Section 2.07 hereof) an amount of immediately available funds sufficient to pay the Fundamental Change Repurchase Price or Optional Repurchase Price, as applicable, of all the Notes or portions thereof that the Company is required to repurchase on such Fundamental Change Repurchase Date or Optional Repurchase Date, as applicable.

Section 3.14 Covenant Not to Repurchase Notes Upon Certain Events of Default.

(a) General. Notwithstanding anything to the contrary in this Article 3, the Company will not purchase any Notes under this Article 3 if, as of any Fundamental Change Repurchase

Date or the Optional Repurchase Date, the principal amount of the Notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a Default that would be cured by the Company’s payment of the related Fundamental Change Repurchase Price or Optional Repurchase Price.

(b) Deemed Withdrawals. If, on any Fundamental Change Repurchase Date or the Optional Repurchase Date, (i) a Fundamental Change Repurchase Notice or Optional Repurchase Notice, as applicable, for a Note has been validly tendered in accordance with Section 3.03 or Section 3.08 hereof, respectively, and has not been validly withdrawn in accordance with Section 3.04 or Section 3.09 hereof, respectively, and (ii) pursuant to this Section 3.14, the Company is not permitted to purchase Notes, the Paying Agent, upon receipt of written notice from the Company stating that the Company, pursuant to this Section 3.14, is not permitted to purchase Notes, will deem such Fundamental Change Repurchase Notice or Optional Repurchase Notice, as applicable, withdrawn and will cause the Notes tendered therewith to be returned to the Holder pursuant to Section 3.14(c) hereof.

(c) Return of Notes. If a Holder tenders a Note for purchase pursuant to this Article 3 and, on any Fundamental Change Repurchase Date or the Optional Repurchase Date, pursuant to this Section 3.14, the Company is not permitted to purchase such Note, the Paying Agent will (i) if such Note is a Physical Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, cause such Note to be returned to such Holder in compliance with the Applicable Procedures.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price for, and any accrued and unpaid interest on, the Notes on the dates and in the manner required under this Indenture. Any principal of, Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price for, or interest on, a Note will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 11:00 a.m. New York City time on the due date, money deposited by the Company in immediately available funds and designated for, and sufficient to pay, such principal, Fundamental Change Repurchase Price, Optional Repurchase Price, Redemption Price or interest then due. To the extent lawful, the Company will also pay Default Interest on any Defaulted Amounts in accordance with Section 2.04 hereof.

Section 4.02 Rule 144A Information. Whenever the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, if any Notes or shares of Common Stock, if any, issuable upon the conversion of the Notes constitute “restricted securities” within the meaning of Rule 144, the Company will, upon the request of a Holder or beneficial owner of the Notes, or a holder or beneficial owner of the Common Stock, if any, issuable upon the conversion of the Notes, promptly furnish or cause to be furnished to the applicable Holder, beneficial owner, or any prospective purchaser designated by the applicable Holder or beneficial owner, of the Notes, or any holder, beneficial owner, or any prospective purchaser designated by the applicable holder or beneficial owner, of the Common Stock, as applicable, all of the information that a prospective purchaser of the Notes or the Common Stock, as applicable, is required to receive under Rule 144A(d)(4) of the Securities Act for the Notes or shares of Common Stock, as applicable, to be resold to such prospective purchaser pursuant the exemption from registration provided by Rule 144A.

Section 4.03 Reports. The Company will deliver to Holders, with a copy to the Trustee, copies of all quarterly and annual reports that the Company is required to deliver to the SEC on Forms 10-Q and 10-K, respectively, and any other documents, information or other reports that the Company is required to file with the SEC under Sections 13 or 15(d) of the Exchange Act within 15 days of the date that the Company is required to file such quarterly and annual reports, other documents, information or other reports with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any document filed by the Company with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to Holders and the Trustee at the time such document is filed via the EDGAR system (or such successor); provided, however, that the Trustee will have no responsibility whatsoever to determine whether the Company has made any filing via the EDGAR system (or any successor thereto). Notwithstanding anything to the contrary in the foregoing, nothing in this paragraph shall require the Company to deliver to any Holder or the Trustee any material for which the Company has sought and received, or is seeking and has not been denied, confidential treatment by the SEC. The Company will also comply with its other obligations under Section 314(a)(1) of the Trust Indenture Act.

Delivery under this Section 4.03 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Additional Interest. Notwithstanding anything to the contrary in this Indenture, the provisions of this Section 4.04 only apply to Notes that are Transfer-Restricted Securities at the time such Notes are originally issued under this Indenture.

(a) General. If, at any time during the period beginning on, and including, the date that is six months after the Last Original Issue Date for any Note that is a Transfer-Restricted Security at the time it is originally issued under this Indenture and ending on, but not including, the Free Trade Date for such Note, the Company fails to timely file (other than reports on Form 8-K) (after giving effect to any grace period provided by Rule 12b-25) any document or report that it is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder), the Company will pay additional interest (the “Additional Interest”) on the principal amount of such Note. The Additional Interest will accrue on such Note from the due date of each such missed filing until the earlier of (i) the Free Trade Date for such Note and (ii) the date such failure to file is corrected.

In addition, if any Note or the Common Stock, if any, issued upon the conversion of such Note is not Freely Tradable at all times as of the Free Trade Date for such Note, the Company will pay Additional Interest on such Note. Such Additional Interest will accrue on each day during such period on which such Note or Common Stock is not Freely Tradable. The accrual of

Additional Interest will be the exclusive remedy available to Holders for the failure of the Notes or the Common Stock, if any, issued upon the conversion of the Notes to become Freely Tradable.

In each case, the Additional Interest will be payable on the same dates and in the same manner as the stated interest on the Notes and will initially accrue at the rate of 0.25% per annum on the principal amount of then outstanding Notes. If the Additional Interest accrues for more than 90 consecutive days, the rate at which the Additional Interest accrues will increase to 0.50% per annum on the principal amount of the applicable Note beginning on the 91st consecutive day on which it accrues and ending on the last consecutive day on which it continues to accrue. The Company shall provide written notice to the applicable Holders (with a copy to the Trustee) of the commencement of any period on which Additional Interest shall accrue.

Notwithstanding anything to the contrary herein or in the Notes, in no event will any Additional Interest that may accrue pursuant to the immediately preceding paragraph, together with any Special Interest, accrue, in the aggregate, at a rate in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest and/or Special Interest.

Notwithstanding anything to the contrary herein or in the Notes, Additional Interest will not be payable on the Affiliate Notes pursuant to this Section 4.04(a).

(b) Notice to Trustee. If the Company is required to pay Additional Interest on any Note, no later than five Business Days prior to the date on which such Additional Interest is scheduled to be paid, the Company will provide to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) an Officers’ Certificate, which Officers’ Certificate will state (i) that the Company is obligated to pay Additional Interest pursuant to this Section 4.04, (ii) the amount of such Additional Interest that the Company is required to pay under this Section 4.04, (iii) the amount of such Additional Interest that the Company will pay, (iv) the scheduled date on which such Additional Interest will be paid to Holders and (v) a direction that the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) pay such Additional Interest to the extent it receives funds from the Company to do so, on the scheduled payment date for such Additional Interest. The Trustee will not have any duty or responsibility to any Holder to determine whether any Additional Interest is payable, or, if any Additional Interest is payable, the amount of such Additional Interest that is payable.

Section 4.05 Compliance Certificate.

(a) Annual Compliance Certificate. Within 90 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2017, the Company will deliver to the Trustee an Officers’ Certificate, which Officers’ Certificate will state (i) that the Officers signing such Officers’ Certificate have supervised a review of the activities of the Company and the Subsidiaries with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture during the preceding fiscal year, and (ii) to the best knowledge of each of the Officers signing such Officers’ Certificate, (A) whether the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided under this Indenture) or, if one or more Defaults or Events of Default have occurred, what events triggered such Defaults or Events of Default and what actions the Company is taking or proposes to take with respect to such Defaults or Events of Default, and (B) whether any event has occurred and remains in existence by reason of which any payment of the principal of, the Fundamental Change Repurchase Price, the Optional Redemption Price or the Redemption Price for, or interest on, or any delivery of any of the consideration due upon conversion of, a Note is prohibited, and, if any such event has occurred and remains in existence, a description, in reasonable detail, of such event or events and what actions the Company is taking or proposes to take with respect to such event or events.

(b) Certificate of Default or Event of Default. Within 30 days after a Default or Event of Default occurs, the Company will deliver to the Trustee an Officers’ Certificate describing such Default or Event of Default, its status and a description, in reasonable detail, of what action the Company is taking or proposes to take with respect to such Default or Event of Default.

Section 4.06 Restriction on Purchases by the Company and by Affiliates of the Company. Neither the Company nor any Subsidiary will purchase or otherwise acquire any Notes without canceling such Notes. In addition, the Company will use commercially reasonable efforts to prevent any affiliate of the Company (as defined in Rule 144) from selling any Note or any beneficial interest therein it has acquired (other than the Affiliate Notes) and will insure that the Affiliate Notes will not trade with the other Notes until such time, if any, as they are not Transfer-Restricted Securities.

Section 4.07 Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of the Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(b) the material rights (charter and statutory), licenses and franchises of the Company and the Subsidiaries;

provided, however, that the Company will not be required to preserve or keep in full force and effect any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.08 Par Value Limitation. The Company will not take any action that, after giving effect to any adjustment pursuant to Section 10.05 or 10.07, would result in the Conversion Price becoming less than the par value of one share of Common Stock. In addition, the Company will not engage in any transaction that would require an adjustment to the Conversion Rate pursuant to Section 10.06 that would cause the Conversion Price to be less than the par value of one share of Common Stock.

Section 4.09 Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.10 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the terms of this Indenture.

Section 4.11 Certain Covenants. Notwithstanding anything to the contrary in this Indenture or the Notes, the covenants set forth in this Section 4.11 shall cease to apply from and after June 15, 2020.

(a) Limitation on Incurrence of Secured Indebtedness.

(i) The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness that is secured by a Lien on the assets of the Company or any such Subsidiary, except for Permitted Secured Debt.

(ii) Clause (i) above will not prohibit the incurrence of any of the following items of Indebtedness that is secured by a Lien on the assets of the Company and/or any of its Subsidiaries (collectively, “Permitted Secured Debt”):

(A) Indebtedness under any Credit Facility entered into by the Company and/or any of its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $48.0 million;

(B) Indebtedness in respect of Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in an aggregate principal amount, including all Permitted Refinancing Secured Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (B), not to exceed $15.0 million at any time outstanding;

(C) secured Indebtedness of any of the Company’s Subsidiaries in existence on December 7, 2016;

(D) Acquired Secured Debt incurred by the Company or any of its Subsidiaries prior to the time that such Subsidiary was acquired or merged into the Company or a Subsidiary of the Company or such assets that are subject to such Acquired Secured Debt were acquired; provided that such secured Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or merger;

(E) guarantees by the Company or any of its Subsidiaries secured by Liens on the assets of the Company or such Subsidiary of secured Indebtedness of the Company or any of its Subsidiaries, so long as the incurrence of such secured Indebtedness is permitted under this Section 4.11(a);

(F) secured Indebtedness of the Company or any of the Company’s Subsidiaries incurred to repurchase the Notes that could be put to the Company on the Optional Repurchase Date pursuant to Section 3.06; provided, that such Indebtedness has a final maturity date that is after December 15, 2020 and, provided further, that any funds raised be put into escrow until June 16, 2020, and that any funds remaining in escrow after satisfaction of any such repurchases of Notes on the Optional Repurchase Date may be released from escrow and used by the Company or its Subsidiaries for general corporate purposes; and

(G) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Secured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any secured Indebtedness that is permitted by this Indenture to be incurred under clauses (B), (C), (D) or (E) or this clause (G) under the definition of Permitted Secured Debt.

(iii) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any secured Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of secured Indebtedness for purposes of this Section 4.11(a). Notwithstanding any other provision of this Section 4.11(a), the maximum amount of secured Indebtedness that the Company or any of its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(b) Limitation on Incurrence of Unsecured Indebtedness.

(i) the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, incur any additional unsecured Indebtedness other than Permitted Unsecured Debt; provided, however, that the Company may, and may permit any of its Subsidiaries to, incur additional unsecured Indebtedness if:

(A) to the extent such Indebtedness is not Subordinated Indebtedness, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would not exceed 4.00 to 1.00;

(B) to the extent such Indebtedness is Subordinated Indebtedness, after giving pro forma effect to such incurrence and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would not exceed 5.00 to 1.00; and

(C) in each case, such additional Indebtedness has a maturity date that is on or after September 13, 2022.

(ii) Clause (i) above will not prohibit the incurrence of any of the following items of unsecured Indebtedness of the Company or any of its Subsidiaries (collectively, “Permitted Unsecured Debt”):

(A) the Notes;

(B) intercompany Indebtedness among the Company and/or any of its Subsidiaries;

(C) unsecured Indebtedness of the Company or any of its Subsidiaries in existence on December 7, 2016, including, without limitation, the Novatel Wireless Notes;

(D) Acquired Debt incurred by the Company or any of its Subsidiaries prior to the time that such Subsidiary was acquired or merged into the Company or a Subsidiary or such assets that are subject to such Acquired Debt were acquired; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition or merger;

(E) unsecured guarantees by the Company or any of its Subsidiaries of unsecured Indebtedness of the Company or any of its Subsidiaries so long as the incurrence of such unsecured Indebtedness is permitted under this Section 4.11(b);

(F) unsecured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease of discharge any Permitted Secured Debt;

(G) unsecured Indebtedness of the Company or any of the Company’s Subsidiaries incurred to repurchase the Notes that could be put to the Company on the Optional Repurchase Date pursuant to Section 3.06; provided, that such Indebtedness has a final maturity date that is after December 15, 2020 and, provided further, that any funds raised be put into escrow until June 16, 2020, and that any funds remaining in escrow after satisfaction of any such repurchases of Notes on the Optional Repurchase Date may be released from escrow and used by the Company or its Subsidiaries for general corporate purposes; and

(H) Permitted Refinancing Unsecured Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that is permitted by this Indenture to be incurred under clause (i) above or clauses (A), (C), (D), (E) or (F) or this clause (H) under the definition of Permitted Unsecured Debt.

(iii) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any unsecured Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of unsecured Indebtedness for purposes of this Section 4.11(b). Notwithstanding any other provision of this Section 4.11(b), the maximum amount of unsecured Indebtedness that the Company or any of its

Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(c) Limitation on Restricted Payments.

(i) the Company shall not, and shall not permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, except:

(A) each Subsidiary may make Restricted Payments to the Company and its other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Company and any other Subsidiaries of the Company and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(B) the Company and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(C) the Company and each of its Subsidiaries may make Restricted Payments with respect to any Equity Interests of the Company by conversion into, or by or in exchange for, Equity Interests (other than Disqualified Equity Interests), or out of net cash proceeds of the sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Equity Interests) of the Company occurring within 120 days prior to the making of such Restricted Payments out of the net cash proceeds of the sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Equity Interests) of the Company occurring within 120 days prior to such Restricted Payment;

(D) the Company or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(E) the Company or any of its Subsidiaries may redeem, repurchase, retire or otherwise acquire Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any of the Company’s or any of its Subsidiaries’ present or former officers, employees, directors, members of management or consultants (or their respective estates, spouses, former spouses, domestic partners and former domestic partners), including deemed repurchases in connection with the exercise of stock options;

(F) the Company or any of its Subsidiaries may pay cash to satisfy the outstanding payment obligations to the former stockholders of R.E.R. Enterprises, Inc. (d/b/a Feeney Wireless);

(G) the Company or any of its Subsidiaries may repurchase Equity Interests of any non-wholly owned Subsidiary in accordance with contractual arrangements to which the Company or any of its Subsidiaries is a party; and

(H) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Company and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed $5.0 million.

ARTICLE 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01 Company May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Company will not (1) consolidate with or merge with or into, or (2) sell, lease or otherwise transfer all or substantially all of the consolidated assets of the Company and its Subsidiaries to, another Person (other than in connection with the Sale) (any such transaction, a “Reorganization Event”), unless:

(a) either:

(i) the Company is the surviving corporation; or

(ii) the resulting, surviving or transferee Person (if other than the Company) of such Reorganization Event (the “Reorganization Successor Corporation”):

(I) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(II) expressly assumes, by executing and delivering a supplemental indenture to the Trustee in accordance with Section 9.01 and subject to Section 9.03 hereof, all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such Reorganization Event, no Default will have occurred and be continuing; and

(c) prior to the effective date of such Reorganization Event, the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i) such Reorganization Event and such supplemental indenture comply with Section 5.01(a) hereof; and

(ii) all conditions precedent to such Reorganization Event provided in this Indenture have been satisfied.

Section 5.02 Successor Substituted. If any Reorganization Event occurs that complies with Sections 5.01(a)(ii) and 5.01(b) hereof, and the Company has complied with Section 5.01(c) hereof:

(a) from and after the date of such Reorganization Event, the Reorganization Successor Corporation for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Reorganization Successor Corporation had been named as the Company herein; and

(b) except in the case of a Reorganization Event that is a conveyance, transfer or lease of all or substantially all of the Company’s assets, the Person named as the “Company” in the first paragraph of this Indenture or any successor (other than such Reorganization Successor Corporation that will thereafter have become such in the manner prescribed in this Article 5) will be discharged from its obligations under the Notes and this Indenture and may be dissolved, wound up and liquidated at any time.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) General. Each of the following events will be an “Event of Default”:

(i) the Company fails to pay the principal of the Notes (including any Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price) when due at maturity, upon Redemption, on a Fundamental Change Repurchase Date, on the Optional Repurchase Date, upon declaration of acceleration or otherwise;

(ii) the Company fails to pay any interest on the Notes when due and such failure continues for a period of 30 days after the applicable due date;

(iii) the Company fails to give any Fundamental Change Notice, Optional Repurchase Right Notice or notice of a Make-Whole Fundamental Change, in each case, when due, and such failure continues for a period of five days;

(iv) the Company fails to comply with its obligation to convert a Note in accordance with Article 10 hereof upon a Holder’s exercise of its conversion rights with respect to such Note;

(v) the Company fails to comply with its obligations under Article 5 hereof;

(vi) the Company fails to perform or observe any of its covenants or warranties in this Indenture or in the Notes (other than a covenant or agreement specifically addressed in clauses (i) through (v) above) and such failure continues for a period of 60 days after (A) the Company receives notice of such failure from the Trustee on behalf of Holders or (B) the Company and the Trustee receive notice of such failure from Holders of at least 25% of the aggregate principal amount of then outstanding Notes;

(vii) the default by the Company or any Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any Subsidiary in excess of $5,000,000 in the aggregate, whether such indebtedness exists as of the Issue Date or is later created, if that default:

(A) results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

(B) constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and after the expiration of any applicable grace period;

(viii) a final judgment for the payment of in excess of $5,000,000 (excluding any amounts covered by insurance) is rendered against the Company or any Subsidiary, and such judgment is not discharged or stayed within 60 days after (i) the date on which all rights to appeal such judgment have expired if no appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(ix) the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) takes any comparable action under any foreign laws relating to insolvency; or

(F) generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Company or any Significant Subsidiary in an involuntary case or proceeding;

(B) appoints a Custodian of the Company or any Significant Subsidiary, or for any substantial part of the property of the Company or any Significant Subsidiary;

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and, in each such case, the order or decree remains unstayed and in effect for 60 days.

(b) Cause Irrelevant. Each of the events enumerated in Section 6.01(a) hereof will constitute an Event of Default whatever the cause and regardless of whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 6.02 Acceleration.

(a) Automatic Acceleration in Certain Circumstances. If an Event of Default specified in Sections 6.01(a)(ix) or 6.01(a)(x) hereof occurs with respect to the Company, the principal amount of, and all accrued and unpaid interest, if any, on, all of the then outstanding Notes will immediately become due and payable without any further action or notice by any party.

(b) Optional Acceleration. If any Event of Default other than an Event of Default specified in Sections 6.01(a)(ix) or 6.01(a)(x) hereof occurs and is continuing, the Trustee, by delivering a written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by delivering a written notice to the Company with a copy to the Trustee, may declare the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding Notes immediately due and payable, and upon such declaration, the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding Notes will immediately become due and payable.

(c) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture, the Holders of a majority of the aggregate principal amount of the then outstanding Notes may, on behalf of the Holders of all of the then outstanding Notes, rescind any acceleration of the Notes and its consequences hereunder by delivering a written notice to the Trustee if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than the nonpayment of the principal of, interest, if any, on, or the Fundamental Change Repurchase Price, Optional Repurchase Price or the Redemption Price for, the Notes that has become due solely as a result of acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price for, the Notes or to enforce the performance of any provision of the Notes or this Indenture regarding any other matter.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04 Sole Remedy for Failure to Report.

(a) General. Notwithstanding anything to the contrary in the Notes or in this Indenture, the Company may elect that the sole remedy for any Event of Default specified in Section 6.01(a)(vi) hereof relating to the Company’s failure to comply with Section 4.03 hereof (a “Reporting Event of Default”) will, for the period beginning on the date on which such Reporting Event of Default first occurred and ending on the earlier of (A) the date on which such Reporting Event of Default (i) is cured, or (ii) is validly waived in accordance with Section 6.05 hereof and (B) the 60th calendar day immediately following the date on which such Reporting Event of Default first occurred, consist exclusively of the right to receive additional interest (the “Special Interest”) on the Notes at a rate equal to 0.50% per annum on the principal amount of the outstanding Notes. Any Special Interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes and will accrue in addition to any Additional Interest that the Company is obligated to pay under Section 4.04 hereof, subject to the limitations set forth in Section 4.04(a) and Section 6.04(d). The Trustee will not have any duty or responsibility to any Holder to determine whether the Special Interest is payable, or, if the Special Interest is payable, the amount of such Special Interest that is payable.

(b) Limitation on Remedy. If (i) a Reporting Event of Default occurs and the Company elects that the sole remedy with respect to such Reporting Event of Default will be the Special Interest and (ii) on the 61st day immediately following, and including, the date on which such Reporting Event of Default first occurred, such Reporting Event of Default has not been cured or validly waived in accordance with Section 6.05 hereof, then the Notes will become subject to acceleration under Section 6.02(a) hereof on account of such Reporting Event of Default.

(c) Company Election Notice. To elect to pay the Special Interest as the sole remedy for a Reporting Event of Default, the Company must deliver written notice of such election to the Holders, the Paying Agent and the Trustee prior to the date on which such Reporting Event of Default first occurs. Any such notice must include a brief description of the report that the Company failed, or will fail, to file, a statement that the Company is electing to pay the Special Interest and the date on which such Reporting Event of Default will occur.

If a Reporting Event of Default occurs and the Company fails to timely deliver such notice for such Reporting Event of Default or fails to pay the Special Interest, the Notes will be subject to acceleration under Section 6.02(a) hereof on account of such Reporting Event of Default.

(d) Other Events of Default. Notwithstanding anything to the contrary herein, if the Company elects to pay Special Interest with respect to any Reporting Event of Default, the Company’s election will not affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default; provided, that, for the avoidance of doubt, in no event will the Company be obligated to pay Special Interest at a rate greater than 0.50% per annum on the principal amount of then outstanding Notes.

Notwithstanding anything to the contrary herein or in the Notes, in no event will the sum of Special Interest together with any Additional Interest that may accrue pursuant to Section

4.04(a) at any time exceed a rate in excess of 0.50% per annum on the principal amount of the Notes.

Section 6.05 Waiver of Past Defaults. If an Event of Default described in Sections 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iv) or 6.01(a)(vi) (which, in the case of Section 6.01(a)(vi) only, relates to a covenant that cannot be amended without the consent of each affected Holder) or a Default that would lead to such an Event of Default occurs and is continuing, such Event of Default or Default may be waived only with the consent of each affected Holder. Every other Event of Default or Default may be waived by the Holders of a majority of the aggregate principal amount of then outstanding Notes (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes). Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.06 Control by Majority. At any time, the Holders of a majority of the aggregate principal amount of then outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee, subject to the limitations specified in this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 hereof, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee, or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security satisfactory to it against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee. Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.07 Limitation on Suits. Except to enforce (i) its rights to receive the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, or the interest, if any, on, a Note, or (ii) the failure of the Company to comply with its obligations under Article 10 to convert any Note, no Holder may pursue a remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of then-outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d) the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of then outstanding Notes did not deliver to the Trustee a direction inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.08 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, accrued and unpaid interest, if any, on, and any consideration due under Article 10 upon conversion of, its Note, on or after the respective due date expressed or provided for in this Indenture, or to bring suit for the enforcement of any such payment and/or delivery on or after the respective due dates, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.07 hereof.

Section 6.09 Collection Suit by Trustee. If an Event of Default specified in Sections 6.01(a)(i), 6.01(a)(ii), or 6.01(a)(iv) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, interest, if any, on, and the Conversion Consideration, if any, due upon conversion of, the Notes, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amount as is sufficient to cover the costs and expenses of collection provided for under Section 7.07 hereof.

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any

Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it will pay out the money or property in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price for, accrued and unpaid interest on, and any Conversion Consideration due upon the conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Indenture and the Trust Indenture Act, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b) hereof;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.06, 12.03 or 12.04 hereof.

(d) Whether herein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) The Trustee will not be liable for interest on any money received by it or risk or expend any of its own funds.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Article 7, and the provisions of this Article 7 will apply to the Trustee, Registrar, Paying Agent and Conversion Agent.

(i) The Trustee will not be deemed to have notice of a Default or an Event of Default unless (i) a Trust Officer of the Trustee has received written notice at its Corporate Trust Office thereof from the Company or any Holder or (ii) a Trust Officer has actual knowledge thereof.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and at the expense of the Company, and will incur no liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents, attorneys or custodians and will not be responsible for the misconduct or negligence of any agent, attorney or custodian appointed with due care.

(d) So long as the Trustee’s conduct does not constitute willful misconduct or negligence, the Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its own selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in reliance upon the advice or opinion of such counsel.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture will not be construed as a duty unless so specified herein.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Registrar, Paying Agent and Conversion Agent.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) In no event will the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest (within the meaning of Section 310(b) of the Trust Indenture Act) it must eliminate the conflict within 90 days or resign. Any Paying Agent, Registrar, Conversion Agent or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.10 hereof.

Section 7.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it will not be accountable for the Company’s use of the proceeds from the Notes, and it will not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer, the Trustee will send to each Holder notice of the Default within 90 days after such Default first occurs, or, if it is not known to the Trustee at such time, promptly (and in any event within 10 Business Days) after it is known to a Trust Officer; provided, however, that except in the case of a Default that is, or would lead to, an Event of Default described in Sections 6.01(a)(i), 6.01(a)(ii) or 6.01(a)(iv) hereof, the Trustee may withhold the notice if and so long as it determines in good faith that withholding the notice is in the interests of Holders.

Section 7.06 Reports by Trustee to Holders. Within 60 days after each January 1, beginning with the January 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall send to the Holders of the Notes all reports, if any, required by, and in accordance with, Section 313 of the Trust Indenture Act.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee, from time to time, such compensation as will be agreed upon, from time to time, in writing for its services. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee upon request for all reasonable fees and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses will include the reasonable compensation, fees and out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company will fully indemnify the Trustee and hold it harmless against any and all loss, liability, claims (including those between the parties to this Indenture), damages or expenses (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, any Holder or any other Person). The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company of any claim for which it may seek indemnity of which a Trust Officer has actually received written notice will not relieve the Company of its obligations hereunder except to the extent such failure is adjudicated by a court of competent jurisdiction to have materially prejudiced the Company. The Company will defend the claim and the Trustee will cooperate in the defense. If the Trustee is advised by counsel that it may have available to it defenses that are in conflict with the defenses available to the Company or that there is an actual or potential conflict of interest, then the Trustee may have separate counsel, and the Company will pay the reasonable fees and expenses of such counsel. The Company will pay the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such defense and/or conflict exists. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee will extend to its officers, directors, employees, agents, attorneys, custodians, successors and assigns. In no event shall the Company have the right, without the related Trustee’s written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of such the Trustee, (iii) provides for injunctive relief or specific performance on the part of the Trustee or any other relief other than monetary damages payable in full by the Company or (iv) does not contain an unconditional release of the Trustee from all liability on all claims that are the subject matter of the related dispute or proceeding.

(b) To secure the Company’s payment obligations under this Section 7.07, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal, accrued and unpaid interest, if any, on particular Notes.

(c) The Company’s payment obligations pursuant to this Section 7.07 will survive the resignation or removal of the Trustee and the discharge of this Indenture. If the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(a)(ix) or 6.01(a)(x) hereof with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) The Trustee may resign at any time by notifying the Company, in writing, at least 30 days prior to the proposed resignation. The Holders of a majority in aggregate principal amount of then outstanding Notes may remove the Trustee by notifying the Trustee, in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10 hereof;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company will promptly appoint a successor Trustee.

(c) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will, upon payment of all of its costs and the costs of its agents and counsel, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07 hereof.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act will be the successor Trustee.

(b) In case at the time such successor or successors by merger, conversion or consolidation to the Trustee succeeds to the trusts created by this Indenture, any of the Notes have been authenticated, but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and, in case at that time any of the Notes have not been authenticated, any such successor to the Trustee may authenticate such Notes, either in the name of any predecessor Trustee hereunder or in the name of the successor to the Trustee.

Section 7.10 Eligibility; Disqualification. The Trustee will have (or, in the case of a corporation included in a bank holding company system, the related bank holding company will have) a combined capital and surplus of at least $100,000,000, as set forth in its (or its related bank holding company’s) most recent published annual report of condition. This Indenture shall always have a Trustee who satisfies the requirements of Section 310(a)(1), (2) and (5) of the Trust Indenture Act. The Trustee is subject to Section 310(b) of the Trust Indenture Act.

Section 7.11 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action will be taken or such omission will be effective. The Trustee will not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date will not be less than three Business Days after the date the Company is deemed to have received such application pursuant to Section 12.02 hereof, unless any such Officer has consented in writing to any earlier date), unless prior to taking any such action (or the effective date in the case of any omission), the Trustee has received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.12 Preferential Collection of Claims Against the Company. The Trustee is subject to Section 311(a) of the Trust Indenture Act, excluding any creditors relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent provided therein.

ARTICLE 8

SATISFACTION AND DISCHARGE

Section 8.01 Discharge of Liability on Notes. When (a)(i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof) for cancellation or (ii) all outstanding Notes have become due and payable, and the Company irrevocably deposits with the Trustee or delivers to the Holders, as applicable, cash (or, solely to satisfy amounts due and owing as a result of conversions of the Notes, Conversion Consideration), sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof), (b) the Company pays all other sums payable by it under this Indenture and (c) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all of the applicable conditions precedent to the discharge of this Indenture described in this section have been satisfied, then, subject to Section 7.07 hereof, this Indenture will cease to be of further effect with respect to the Notes and the Holders and the Trustee will acknowledge the satisfaction and discharge of this Indenture with respect to the Notes.

Notwithstanding the satisfaction and discharge of this Indenture, (i) any obligation of the Company to any Holder under Article 10 hereof with respect to the conversion of any Note or to the Trustee under Article 7 hereof with respect to compensation or indemnity, and (ii) any obligation of the Trustee with respect to money deposited with the Trustee under this Article 8 and Section 12.02 hereof will survive.

Section 8.02 Repayment to the Company. Subject to any applicable unclaimed property law, the Trustee and the Paying Agent, upon receiving a written request from the Company, will promptly turn over to the Company any cash, Conversion Consideration or other property held for payment on the Notes that remains unclaimed two years after the date on which such payment was due. After the Trustee and the Paying Agent return such cash, Conversion Consideration or other property to the Company, the Trustee and the Paying Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and any Holder entitled to the payment of such cash, Conversion Consideration or other property under the Notes or this Indenture must look to the Company for payment as a general creditor of the Company.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Without Consent of Holders. The Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder:

(a) to add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(b) to secure the Notes;

(c) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Reorganization Successor Corporation as set forth in Article 5 hereof;

(d) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Successor Person as set forth in Section 10.08 or to modify the conversion rights of the Holders in accordance with Section 10.08 hereof upon the occurrence of a Common Stock Change Event;

(e) to surrender any right or power conferred upon the Company under this Indenture;

(f) to add to the Company’s covenants or Events of Default for the benefit of the Holders;

(g) to cure any ambiguity or correct any inconsistency or defect in this Indenture or in the Notes;

(h) make or change any provisions with respect to questions arising under this Indenture, provided that such action, individually or in the aggregate with all other such actions, shall not adversely affect the rights and interests of the Holders in any material respect, as determined in good faith by the Board of Directors and evidenced by resolutions of the Board of Directors;

(i) make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment, individually or in the aggregate with all other such amendments, does not adversely affect the rights and interests of the Holders to transfer Notes in any material respect;

(j) to provide for or confirm the issuance of additional Notes in accordance with this Indenture;

(k) to enter into supplemental indentures hereto in connection with a Common Stock Change Event pursuant to Section 10.08(a) hereof;

(l) to modify or amend this Indenture to effect or maintain the qualification of this Indenture or any supplemental indenture under the Trust Indenture Act;

(m) to irrevocably elect a Settlement Method or a Specified Dollar Amount;

(n) to evidence the acceptance of appointment by a successor Trustee with respect to this Indenture;

(o) to comply with the rules of any applicable Depositary;

(p) to conform the provisions of this Indenture and the form or terms of the Notes to the “Description of Notes” section of the Prospectus; or

(q) to make any other change to this Indenture and the form or terms of the Notes; provided that no such change individually, or in the aggregate with all other such changes, shall adversely affect the rights and interests of the Holders in any material respect.

Section 9.02 With Consent of Holders. With the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes), by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, may amend or supplement this Indenture or the Notes or waive compliance with any provision of this Indenture or the Notes; provided, however, that, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:

(a) reduce the principal amount of, or change the Maturity Date of, any Note;

(b) reduce the rate of, or extend the stated time for payment of, interest on any Note;

(c) reduce the Fundamental Change Repurchase Price, the Optional Repurchase Price or the Redemption Price of any Note or change the time at which, or the circumstances under which, the Notes may, or will be, redeemed or repurchased;

(d) impair the right of any Holder to receive payment on any Note, including with respect to any consideration due upon conversion of a Note, on the respective due dates therefor,

or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates;

(e) make any Note payable in a currency other than that stated in the Note;

(f) make any change that impairs or adversely affects the conversion rights of any Holder under Article 10 hereof or otherwise reduces the number of shares of Common Stock, amount of cash or any other property receivable by a Holder upon conversion;

(g) change the ranking of the Notes;

(h) make any change to any amendment, modification or waiver provision of this Indenture that requires the consent of each affected Holder; or

(i) reduce the percentage of the aggregate principal amount of then outstanding Notes whose Holders must consent to an amendment or modification of this Indenture or a waiver of a past Default.

It will not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or modification, but it will be sufficient if such consent approves the substance of such proposed amendment or modification.

Section 9.03 Execution of Supplemental Indentures. Upon the request of the Company and subject to Section 9.09 hereof, the Trustee will sign any supplemental indenture authorized pursuant to this Article 9 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee under this Indenture. If the supplemental indenture adversely affects the Trustee’s rights, duties, liabilities or immunities under this Indenture, then the Trustee may, but need not, sign such supplemental indenture.

Section 9.04 Notices of Supplemental Indentures. After an amendment or supplement to this Indenture or the Notes pursuant to Sections 9.01 or 9.02 hereof becomes effective, the Company will promptly deliver notice, or the Trustee, at the direction and expense of the Company, will promptly deliver the notice prepared by the Company, to each Holder, of such amendment or supplement, which notice will briefly describe the substance of such amendment or supplement to this Indenture in reasonable detail and state the effective date of such amendment or supplement. The failure to deliver such notice to each Holder and the Trustee, or any defect in such notice, will not impair or otherwise affect the validity of such amendment or supplement to this Indenture.

Section 9.05 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9:

(a) this Indenture will be modified in accordance therewith;

(b) such supplemental indenture will form a part of this Indenture for all purposes; and

(c) every Holder of Notes theretofore, or thereafter, authenticated and delivered hereunder will be bound thereby.

Section 9.06 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.07 Revocation and Effect of Consents, Waivers and Actions.

(a) Revocation. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder, and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder, or subsequent Holder, may revoke the consent as to its Note or portion of a Note if a Trust Officer receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

(b) Special Record Dates. The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required, or permitted, to be taken pursuant to this Indenture. If a record date is fixed, then those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date. No such consent will be valid or effective for more than 120 days after such record date.

(c) Binding Effect. After an amendment, supplement or waiver becomes effective, it will bind every applicable Holder. Any amendment or supplement will become effective in accordance with the terms of the supplemental indenture relating thereto, which will become effective upon the execution thereof by the Trustee.

Section 9.08 Notation on, or Exchange of, Notes. If any amendment, supplement or waiver changes the terms of a Note, the Trustee or the Company may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation prepared by the Company on such Note about the changed terms and return it to the Holder. Alternatively, if the Company so determines, the Company, in exchange for the Note, will issue and the Trustee will authenticate a new Note that reflects the changed terms.

Section 9.09 Trustee to Sign Amendments. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.01 and 7.02 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company in accordance with its terms.

ARTICLE 10

CONVERSIONS

Section 10.01 Right To Convert.

(a) In General. Subject to, and upon compliance with, the provisions of this Article 10, a Holder may, at its option, convert all of its Notes, or any portion of its Notes in an Authorized Denomination, (i) subject to satisfaction of the conditions set forth in Section 10.01(b), at any time prior to the Close of Business on the Business Day immediately preceding December 15, 2021, under the circumstances and during the periods set forth in Section 10.01(b), and (ii) irrespective of the conditions set forth in Section 10.01(b), on or after December 15, 2021, and prior to the Close of Business on the Business Day immediately preceding the Maturity Date, in each case, into Conversion Consideration, as provided in this Article 10, based on the Conversion Rate. Notes may not be converted after the Close of Business on the Business Day immediately preceding the Maturity Date.

(b) Conditions to Conversions Prior to the Close of Business on the Business Day Immediately Preceding December 15, 2021. Prior to the Close of Business on the Business Day immediately preceding December 15, 2021, no Notes may be converted except under the circumstances and during the periods set forth below in this Section 10.01(b).

(i) Conversion Upon Satisfaction of Sale Price Condition. Prior to the Close of Business on the Business Day immediately preceding December 15, 2021, a Holder may convert its Notes during any calendar quarter (and only during such calendar quarter), if the Last Reported Sale Price per share of the Common Stock for each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading days ending on, and including, the last Trading Day of the immediately preceding calendar quarter equals or exceeds 130% of the Conversion Price on such Trading Day.

(ii) Conversion Upon Satisfaction of Trading Price Condition. Prior to the Close of Business on the Business Day immediately preceding December 15, 2021, a Holder may convert its Notes during the five consecutive Business Day period immediately after any five consecutive Trading Day period (such five consecutive Trading Day period, the “Measurement Period”) in which the Trading Price per $1,000 principal amount of the Notes, as determined following a request by a Holder in accordance with the procedures set forth below, for each Trading Day of the Measurement Period was less than 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate on such Trading Day. The condition set forth in the preceding sentence is herein referred to as the “Trading Price Condition.”

The Trading Price shall be determined by the Bid Solicitation Agent pursuant to this Section 10.01(b)(ii) and the definition of Trading Price set forth herein. The Bid Solicitation Agent (if other than the Company) shall have no obligation to determine the Trading Price per $1,000 principal amount of Notes unless the Company has requested such determination in writing, and the Company will have no obligation to make such request (or seek bids itself) unless a Holder of at least $2,000,000 in aggregate principal amount of Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate. At such time, the Company shall determine (if the Company is acting as Bid Solicitation Agent), or shall instruct the Bid Solicitation Agent (if other than the Company) to determine, the Trading Price per $1,000 principal amount of Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate. If the Trading Price Condition has been met, the Company will so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing. At such time as the Company instructs the Bid Solicitation Agent (if other than the Company) to determine the Trading Price, the Company shall notify such Bid Solicitation Agent of the three independent nationally recognized securities dealers the Company has selected, and the Company shall instruct such independent nationally recognized securities dealers to deliver bids to the Bid Solicitation Agent when required. If, on any Trading Day after the Trading Price Condition has been met, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price per share of the Common Stock and the Conversion Rate for such Trading Day, the Company will so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing.

(iii) Conversion Upon Specified Corporate Events.

(A) Certain Distributions. If the Company elects to:

(I) issue, to all or substantially all holders of the Common Stock, any rights, options or warrants (other than any issuance of rights pursuant to a stockholder rights plan that are (i) transferable with shares of the Common Stock, including shares of Common Stock issued upon conversion of Notes, and (ii) not exercisable until the occurrence of a triggering event, in each case unless such rights have separated from the Common Stock or such triggering event has occurred) entitling them, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices per share of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(II) distribute, to all or substantially all holders of the Common Stock, the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price per share of the Common Stock on the Trading

Day immediately preceding the date of announcement for such distribution,

then, in either case, (x) the Company must notify Holders (with a copy to the Trustee and the Conversion Agent) at least 48 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution (or, with respect to the separation of any rights described in the parenthetical set forth in Section 10.01(b)(iii)(A)(I), within three Business Days of such separation); and (y) once the Company has given such notice, Holders may convert their Notes at any time until the earlier of the Close of Business on the Business Day immediately preceding such Ex-Dividend Date and the Company’s announcement that such issuance or distribution will not take place.

(B) Certain Corporate Events. If (i) a transaction or event that constitutes a Fundamental Change occurs; (ii) a transaction or event that constitutes a Make-Whole Fundamental Change occurs; or (iii) the Company is a party to a consolidation, merger, binding share exchange, or a transfer or lease of all or substantially all of the Company’s assets (other than the Sale), or any other transaction, in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (other than a transaction that is solely for the purpose of changing the Company’s jurisdiction of organization), then the Notes may be converted at any time from and after the effective date of the transaction or event until the earlier of (x) 35 Trading Days after the actual effective date of such transaction or event (or, if later, the date on which the Company provides notice of such transaction or event) or, if such transaction or event also constitutes a Fundamental Change, the related Fundamental Change Repurchase Date; and (y) the Close of Business on the Business Day immediately preceding the Maturity Date. As promptly as practicable, but in no event later than the second Business Day after the date the Company publicly announces such transaction or event, the Company shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such transaction, its effective date and the related right to convert Notes.

(iv) Conversion Based on Redemption. If the Company calls a Note for Redemption, then the Holder of such Note may surrender the Note for conversion at any time before the Close of Business on the Business Day immediately preceding the Redemption Date. From and after that time, a Holder’s right to convert its Notes called for Redemption will expire unless the Company defaults in the payment of the Redemption Price, in which case such Holder may convert such Notes until the Redemption Price is paid or duly provided for.

(c) Closed Periods. Notwithstanding anything to the contrary in this Indenture, (i) if the Company calls any Note for redemption in accordance with Article 11 hereof, a Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately preceding the applicable Redemption Date except to the extent the Company fails to pay the Redemption Price for such Note in accordance with Section 11.05 hereof, (ii) if a Holder tenders a Fundamental Change Repurchase Notice with respect to any Note in accordance with

Article 3 hereof, such Note may not be converted except to the extent (A) such Note is not subject to such Fundamental Change Repurchase Notice; (B) such Fundamental Change Repurchase Notice is withdrawn in accordance with Article 3 hereof; or (C) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with Section 3.13 hereof and (iii) if a Holder tenders an Optional Repurchase Notice with respect to any Note in accordance with Article 3 hereof, such Note may not be converted except to the extent (A) such Note is not subject to such Optional Repurchase Notice; (B) such Optional Repurchase Notice is withdrawn in accordance with Article 3 hereof; or (C) the Company fails to pay the Optional Repurchase Price for such Note in accordance with Section 3.13 hereof.

Section 10.02 Conversion Procedures.

(a) General. To exercise its conversion right with respect to a beneficial interest in a Global Note, the owner of such beneficial interest must (i) comply with the Applicable Procedures for converting such beneficial interest; (ii) pay any funds equal to interest payable on the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (iii) pay any taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

To exercise its conversion right with respect to a Physical Note, the Holder of such Note must (i) complete and manually sign the conversion notice set forth in the form of Note attached hereto as Exhibit A, or a facsimile of such conversion notice (such notice, or such facsimile, the “Conversion Notice”); (ii) deliver such signed and completed Conversion Notice, which shall be irrevocable, and such Note to the Conversion Agent at its office; (iii) furnish any endorsements and transfer documents that the Company, Conversion Agent, Trustee or Transfer Agent may require; (iv) pay any funds equal to interest payable on the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (v) pay any taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

The first Business Day on which a Holder satisfies the foregoing requirements with respect to a Note and on which conversion of such Note is not otherwise prohibited under this Indenture will be the “Conversion Date” for such Note. The Holder or the Company, as applicable, shall notify the Conversion Agent in writing of the satisfaction of the conditions set forth in clause (iv) or (v) in the immediately preceding paragraph on the Conversion Date. If a Holder has delivered a Fundamental Change Repurchase Notice or an Optional Repurchase Notice with respect to a Note, the Holder may not surrender that Note for conversion until the Holder has withdrawn such Fundamental Change Repurchase Notice or Optional Repurchase Notice, as applicable, in accordance with Section 3.04 or Section 3.09, as applicable.

The conversion of any Note will be deemed to occur at the Close of Business on the Conversion Date for such Note, and any converted Note or portion thereof will cease to be outstanding upon conversion.

(b) Holder of Record. If a Holder surrenders the entire principal amount of a Note for conversion, such Person will no longer be the Holder of such Note as of the Close of Business on the Conversion Date for such Note.

The Person in whose name any shares of Common Stock are issuable upon conversion of any Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, in the case of Physical Settlement, or as of the Close of Business on the last VWAP Trading Day of the relevant Observation Period, in the case of Combination Settlement.

(c) Conversions in Part. If a Holder surrenders only a portion of the principal amount of a Physical Note for conversion, promptly after the Conversion Date for such portion, the Company will, in accordance with Section 2.05 hereof, execute and deliver to the Trustee, and the Trustee will, upon receipt of a Company Order, in accordance with Section 2.05 hereof, authenticate and deliver to such Holder a new Physical Note in an authorized denomination, having a principal amount equal to the aggregate principal amount of the unconverted portion of the Physical Note surrendered for conversion and bearing registration numbers not contemporaneously outstanding and any restrictive legends that such Physical Note must bear under Section 2.09 hereof.

Upon the conversion of any beneficial interest in a Global Note, the Conversion Agent will promptly request that the Trustee make a notation on the “Schedule of Increases and Decreases of Global Note” of such Global Note to reduce the principal amount represented by such Global Note by the principal amount of the converted beneficial interest. If all of the beneficial interests in a Global Note are so converted, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Reimbursement of Interest upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date, but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, then (x) the Holder of such Note at the Close of Business on such Regular Record Date shall be entitled, notwithstanding such conversion, to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date; and (y) the Holder of such Note must, upon surrender of such Note for conversion, accompany such Note with an amount of cash equal to the amount of interest that will be payable on such Note on such Interest Payment Date; provided, however, that a Holder need not make such payment (A) for conversions following the Regular Record Date immediately preceding the Maturity Date; (B) if the Company has specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or prior to the Business Day immediately following such Interest Payment Date; (C) if the Company has specified a Redemption Date that is after such Regular Record Date and on or prior to the Business Day immediately following such Interest Payment Date; or (D) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(e) Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion; provided, however, that if any tax is due because the converting Holder requested that shares of Common Stock be issued in a name other than its own, such Holder will pay such tax and the Company, until having received a sum sufficient to pay such tax, may refuse to deliver any certificates representing the shares of Common Stock being issued in a name other than that of such Holder.

(f) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date (provided that the Holder or the Company, as applicable, has delivered written notice of the satisfaction of all applicable payments of interest or taxes as set forth in subparagraph (a) above), deliver to the Company and the Trustee notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

Section 10.03 Settlement Upon Conversion.

(a) Conversion Obligation.

(i) Settlement Method. Except as provided in Section 10.07, upon conversion of any Note, the Company may choose to pay or deliver, as applicable, to the converting Holder cash in accordance with Section 10.03(a)(ii)(B) (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock, in accordance with Section 10.03(a)(ii)(A) (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock, in accordance with Section 10.03(a)(ii)(C) (“Combination Settlement”), at the Company’s election (each of these settlement methods a “Settlement Method”); provided, however, that:

(A) all conversions of Notes whose Conversion Date occurs on or after December 15, 2021 will be settled using the same Settlement Method, and the Company shall send written notice of such Settlement Method to Holders (with a copy to the Trustee and the Conversion Agent) no later than the Close of Business on the Business Day immediately preceding December 15, 2021;

(B) the Company shall use the same Settlement Method for all conversions of Notes whose Conversion Dates occur on the same day (and, for the avoidance of doubt, the Company shall not be obligated to use the same Settlement Method with respect to conversions of Notes whose Conversion Dates occur on different days, except as provided in Clause (A) above);

(C) if the Company elects a Settlement Method with respect to the conversion of any Note whose Conversion Date occurs before December 15, 2021, the Company shall send written notice of such Settlement Method to the Holder of such Note (with a copy to the Trustee and the Conversion Agent) no later no later than the Close of Business on the Trading Day immediately following such Conversion Date;

(D) if the Company does not timely elect a Settlement Method with respect to the conversion of a Note, then the Company will be deemed to have elected Combination Settlement with a Specified Dollar Amount per $1,000 principal amount of such Note equal to $1,000; and

(E) if the Company timely elects Combination Settlement with respect to the conversion of a Note but does not timely notify the Holder of such Note of the Specified Dollar Amount, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of such Note.

(ii) Conversion Consideration. The type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted shall be as follows:

(A) if Physical Settlement applies to such conversion, (I) a whole number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion (which, if not a whole number, shall be rounded down to the nearest whole number); and (II) if such Conversion Rate is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Daily VWAP on such Conversion Date (or if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day) and (y) the fractional portion of such Conversion Rate;

(B) if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each of the 40 consecutive VWAP Trading Days in the Observation Period for such conversion; or

(C) if Combination Settlement applies to such conversion, a settlement amount equal to (I) the sum of the Daily Settlement Amounts for each of the 40 consecutive VWAP Trading Days in the Observation Period for such conversion (which, for the avoidance of doubt, shall consist of a number of whole shares of Common Stock equal to the sum of the Daily Share Amounts, if applicable, for each of the VWAP Trading Days in such Observation Period (which, if such sum is not a whole number, shall be rounded down to the nearest whole number) and cash in an amount equal to the sum of the Daily Cash Amounts for each of the VWAP Trading Days in such Observation Period); and (II) if the sum of such Daily Share Amounts is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Daily VWAP on the last VWAP Trading Day of such Observation Period and (y) the fractional portion of such sum.

With respect to any conversion of Notes to which Cash Settlement or Combination Settlement applies, the Company shall determine the Conversion Consideration due thereupon promptly following the last day of the applicable Observation Period and shall promptly thereafter notify the Trustee and the Conversion Agent (if other than the Trustee) in writing of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Conversion Agent (if other than the Trustee) shall have any responsibility for any such determination.

(iii) Delivery of Conversion Consideration. Except as set forth in Sections 10.05, 10.07 and 10.08 hereof, the Company shall pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder thereof as follows: (i) if Cash Settlement or Combination Settlement applies to such conversion, on the third Business Day immediately following the last VWAP Trading Day of the Observation Period for such conversion; and (ii) if Physical Settlement applies to such conversion, on the third Business Day immediately following the Conversion Date for such conversion.

(b) Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one Note on a single Conversion Date, the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(c) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Note, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on the Note, and the Company’s delivery of the Conversion Consideration due upon such conversion will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of such Note and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date; provided, however, that if a Holder converts a Note after a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Note as of the Close of Business on such Regular Record Date. As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if both cash and shares of the Common Stock are delivered upon the conversion of a Note, accrued and unpaid interest will be deemed to be paid first out of the amount of cash so delivered.

Section 10.04 Common Stock Issued Upon Conversion.

(a) The Company will reserve out of its authorized but unissued shares of Common Stock, and keep available to satisfy conversions of the Notes, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes under Physical Settlement and after giving effect to the largest number of Additional Shares that may from time to time be added to the Conversion Rate as provided in Section 10.07.

(b) Any shares of Common Stock delivered upon the conversion of the Notes will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Company will endeavor to comply promptly with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes; provided that the Company will not be obligated to register the offer and sale of such Common Stock under the Securities Act or any other applicable securities laws. The Company will also use commercially reasonable efforts to cause any shares of Common Stock issuable upon conversion of a Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock.

(c) If any shares of the Common Stock issued upon conversion will, upon delivery as part of the conversion obligation, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock will bear any restrictive legends the Company or the Transfer Agent deem necessary to comply with applicable law.

Section 10.05 Adjustment of Conversion Rate. The Company will adjust the Conversion Rate from time to time as described in this Section 10.05, except that the Company will not make an adjustment to the Conversion Rate if each Holder participates (other than in a share split or share combination), at the same time and upon the same terms as holders of the Common Stock, and solely as a result of holding the Notes, in the relevant transaction described in this Section 10.05 without having to convert its Notes and as if it held a number of shares of the Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, Effective Date or expiration date, and (ii) the aggregate principal amount of Notes held by such Holder (expressed in thousands) on such date.

(a) Stock Dividends and Share Splits. If the Company exclusively issues to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock, or if the Company effects a share split of the Common Stock or a share combination of the Common Stock (excluding an issuance solely pursuant to a Common Stock Change Event as described in Section 10.08(a)), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where:

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date, as applicable; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as applicable. If any dividend, distribution, share split or share combination of the type described in this Section 10.05(a) is declared, but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) Rights, Options and Warrants. If the Company issues, to all or substantially all holders of its outstanding Common Stock, rights, options or warrants entitling such holders, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for, or purchase, shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices per share of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, then, subject to the provisions described below with respect to rights issued pursuant to a stockholder rights plan, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where:

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants, over (ii) the average of the Last Reported Sale Prices per share of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 10.05(b), in determining whether any rights, options or warrants entitle holders of the Common Stock to subscribe for, or purchase, shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs and Other Distributed Property.

(i) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(A) dividends, distributions, rights, options or warrants for which an adjustment was effected pursuant to Section 10.05(a) hereof or Section 10.05(b) hereof, as applicable;

(B) dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to Section 10.05(d) hereof;

(C) Spin-Offs for which the provisions described in Section 10.05(c)(ii) hereof will apply; and

(D) an issuance solely pursuant to a Common Stock Change Event as to which the provisions described in Section 10.08(a) will apply,

then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0 =	the average of the Last Reported Sale Prices per share of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined by the Company’s Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such distribution.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for the distribution, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets or property, rights, options or warrants or other securities that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution.

If any distribution of the type described in this Section 10.05(c)(i) is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

(ii) With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), but excluding an issuance solely pursuant to a Common Stock Change Event as to which the provisions described in Section 10.08(a) apply, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV0 =

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock (determined for purposes of the definition of Last Reported Sale Price as if such Capital Stock or similar equity interest were the Common Stock) over the first 10 consecutive

Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices per share of the Common Stock over the Valuation Period.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. The adjustment to the Conversion Rate under this Section 10.05(c)(ii) will be calculated as of the Close of Business on the last Trading Day of the Valuation Period but will be given effect as of immediately after the Open of Business on the Ex-Dividend Date of the Spin-Off. Notwithstanding anything to the contrary herein or in the Notes, if necessary, the Company shall delay the settlement of any conversion of Notes where the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs during the Valuation Period until the third Business Day after the last day of the Valuation Period. If any distribution of the type described in this Section 10.05(c)(ii) is declared but not so made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared.

(d) Cash Dividends or Distributions. If any cash dividend or distribution (other than a distribution as to which an adjustment to the Conversion Rate was effected pursuant to Section 10.05(e)) is made to all or substantially all holders of the Common Stock, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0 =	the Last Reported Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C =	the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for such cash dividend or distribution, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. If any dividend or distribution of the type described in this Section 10.05(d) is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) Tender Offers or Exchange Offers. If the Company or any Subsidiary makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of the Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where

CR0 =	the Conversion Rate in effect immediately prior to the Expiration Time (as defined below);

CR1 =	the Conversion Rate in effect immediately after the Expiration Time;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the Last Reported Sale Prices per share of the Common Stock over the 10 consecutive Trading Day period (the “Averaging Period”) commencing on the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate pursuant to this Section 10.05(e) will be calculated as of the Close of Business on the last Trading Day of the Averaging Period but will be given effect as of immediately after the Expiration Time. Notwithstanding anything to the contrary herein or in the Notes, if necessary, the Company shall delay the settlement of any conversion of Notes where the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs during the Averaging Period until the third Business Day after the last day of the Averaging Period.

(f) Successive Adjustments. After an adjustment to the Conversion Rate under this Article 10, any subsequent event requiring an adjustment under this Article 10 will cause an adjustment to the Conversion Rate as so adjusted, without duplication.

(g) NASDAQ Stock Market listing standards. The Company shall not enter into any transaction, or take any other voluntary action, that would require an increase of the Conversion Rate resulting in the Notes becoming convertible into a number of shares of Common Stock in excess of any limitations imposed by the continued listing standards of the NASDAQ Stock Market, without complying, if applicable, with the stockholder approval rules contained in those listing standards.

(h) Special Settlement Provisions. Notwithstanding anything to the contrary herein, if:

(i) a Note is to be converted and, as of the Conversion Date for such conversion (in the case of Physical Settlement) or as of any VWAP Trading Day in the Observation Period for such conversion (in the case of Cash Settlement or Combination Settlement), any transaction or other event that requires an adjustment to the Conversion Rate pursuant to Sections 10.05(a) through (e) has occurred but has not yet resulted in an adjustment to the Conversion Rate;

(ii) the consideration due upon such conversion (in the case of Physical Settlement) or due in respect of such VWAP Trading Day (in the case of Cash Settlement or Combination Settlement) consists of any shares of Common Stock; and

(iii) such shares of Common Stock are not entitled to participate in such transaction or event because they were not held on the related record date or otherwise, then, solely for purpose of such conversion, the Company shall, without duplication, give effect to such adjustment on such Conversion Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Cash Settlement or Combination Settlement).

In addition, notwithstanding anything to the contrary herein, if:

(i) a Conversion Rate adjustment for any transaction or other event becomes effective on any Ex-Dividend Date pursuant to Sections 10.05(a) through (e);

(ii) a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(iii) the Conversion Date for such conversion (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv) the consideration due upon such conversion (in the case of Physical Settlement) or due with respect to such VWAP Trading Day (in the case of Combination Settlement) includes any whole shares of Common Stock; and

(v) the Holder of such Note would be treated, on such record date, as the record holder of such shares of Common Stock based on a Conversion Rate that is adjusted for such event, then such Conversion Rate adjustment shall not be given effect for such conversion (in the case of Physical Settlement) or for such VWAP Trading Day (in the case of Combination Settlement). Instead, such Holder will be treated as if such Holder were, as of such record date, the record holder of such shares of Common Stock on an unadjusted basis and will participate in such transaction or event.

(i) Shareholder Rights Plans. If the Company has a rights plan in effect when a Holder converts a Note, the Company will deliver to such Holder, to the extent, if at all, such Holder receives any shares of Common Stock upon such conversion of such Note, any rights that, under the rights plan, would be applicable to a share of Common Stock, unless prior to the Conversion Date for such Note, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 10.05(c)(i) as if, at the time of such separation, the Company had distributed to all holders of the Common Stock shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j) Other Adjustments. Whenever any provision of this Indenture requires the calculation of the Last Reported Sale Price or a function thereof over a period of multiple days (including any Observation Period and the Stock Price for purposes of a Make-Whole Fundamental Change), the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs, at any time during such period.

(k) Restrictions on Adjustments. Except as a result of a reverse share split or a share combination subject to Section 10.05(a), and except for readjustments pursuant to the last paragraph of Section 10.05(a), readjustments pursuant to the penultimate paragraph of Section 10.05(b), readjustments pursuant to the last paragraph of Section 10.05(c)(i), readjustments pursuant to the penultimate paragraph of Section 10.05(c)(ii) and readjustments pursuant to Section 10.05(d), in no event will the Conversion Rate be adjusted downward pursuant to Sections 10.05(a), (b), (c), (d) or (e) hereof.

In addition, notwithstanding anything to the contrary elsewhere in this Indenture, the Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date of the Issue Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer subject to Section 10.05(e);

(v) for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid interest.

(l) Deferral of Adjustments. The Company may defer any adjustment pursuant to this Section 10.05 to the Conversion Rate unless such adjustment would increase or decrease the Conversion Rate by at least 1% of the Conversion Rate in effect at the time the Company would otherwise be required to make such adjustment; provided, however, that if the Company defers an adjustment pursuant to this Section 10.05(l), then the Company must carry forward such adjustment and take it into account in any future adjustment (without compounding). Notwithstanding the foregoing, (i) on each Conversion Date (in the case of Physical Settlement) or on each VWAP Trading Day of any Observation Period (in the case of Cash Settlement or Combination Settlement), (ii) on the occurrence of any Fundamental Change or Make-Whole Fundamental Change and (iii) on every one-year anniversary of the Issue Date, the Company will give effect to all Conversion Rate adjustments that have otherwise been deferred pursuant to this Section 10.05(l) (without compounding), and such adjustments will no longer be carried forward and taken into account in any future adjustment.

(m) Miscellaneous.

(i) Certain Definitions.

(I) For purposes of this Section 10.05, (1) the number of shares outstanding at any time will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock, but, (2) so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, will not include shares of Common Stock held in the treasury of the Company.

(II) For purposes of this Section 10.05, the term “Effective Date” will mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(III) For purposes of this Article 10, the term “Ex-Dividend Date” will mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

(ii) Notices. Whenever the Company adjusts (or is required to adjust) the Conversion Rate pursuant to this Section 10.05, the Company will promptly deliver to each Holder a written notice, which notice will include (i) a brief description of the event requiring adjustment to the Conversion Rate pursuant to this Section 10.05, (ii) the effective time of such adjustment, (iii) the Conversion Rate in effect immediately after such adjustment is made and (iv) a schedule explaining, in reasonable detail, how the Company calculated such adjustment. On the same day the Company delivers such notice to each Holder, the Company will deliver to the Trustee, the Paying Agent and the Conversion Agent an Officers’ Certificate that includes all of the information contained in such notice, which Officers’ Certificate each of the Trustee, the Paying Agent and the Conversion Agent may treat as conclusive evidence that the adjustment specified in such Officers’ Certificate is correct and will be in effect as of the effective time specified in such Officers’ Certificate. The failure to deliver such notice will not affect the legality or validity of any such adjustment.

(iii) All calculations and other determinations in respect of the Conversion Rate shall be made by the Company to the nearest 1/10,000th of a share, with five-one-hundred-thousandths rounded upward.

Section 10.06 Voluntary Adjustments.

(a) Best Interest Increases. The Company may, from time to time, to the extent permitted by law and the rules of the NASDAQ Stock Market or any other securities exchange on which the Common Stock is then listed, increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is in the best interest of the Company, (ii) such increase is in effect for a period of at least 20 Business Days, and (iii) during such period, such increase is irrevocable.

(b) Tax-Related Increases. To the extent permitted by law and the rules of the NASDAQ Stock Market or any other securities exchange on which the Common Stock is then listed, the Company may (but is not required to) increase the Conversion Rate if the Board of Directors determines that such increase is advisable to avoid, or diminish, any income tax imposed on holders of the Common Stock or rights to purchase the Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) or similar event treated as such for U.S. federal income tax purposes.

(c) Notices. Whenever the Board of Directors determines that the Company will increase the Conversion Rate pursuant to this Section 10.06, the Company will deliver to the Trustee, Conversion Agent and to each Holder (in compliance with the Applicable Procedures, applicable) notice of such increase at least 15 Business Days before such increase will take effect, which notice will state the increase to be made and the period during which such increase will be in effect.

Section 10.07 Adjustments Upon Certain Fundamental Changes.

(a) General. If (i) a Fundamental Change (determined after giving effect to the paragraph immediately following clause (d) of the definition thereof, but without regard to the exclusion in clause (b)(ii) of the definition thereof) occurs or (ii) the Company calls the Notes for redemption pursuant to Article 11 (either such event, a “Make-Whole Fundamental Change”), and a Holder converts its Notes “in connection with” such Make-Whole Fundamental Change, the Company will, in the circumstances described in this Section 10.07, increase the Conversion Rate for such Notes by the number of additional shares of Common Stock (the “Additional Shares”) set forth in this Section 10.07. For purposes of this Section 10.07, a conversion of Notes will be deemed to be “in connection with”:

(i) a Make-Whole Fundamental Change described in clause (i) of the definition of “Make-Whole Fundamental Change” if (A) for Conversion Dates prior to December 15, 2021, the applicable Conversion Date occurs during the period when the Notes are convertible on account of such Make-Whole Fundamental Change pursuant to Section 10.01(b)(iii)(B); and (B) for Conversion Dates on or after December 15, 2021 if the applicable Conversion Date occurs during the period from, and including, the effective date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the exclusion in clause (b)(ii) of the definition thereof, the 35th Trading Day immediately following the effective date of such Make-Whole Fundamental Change).

(ii) a Make-Whole Fundamental Change described in clause (ii) of the definition of “Make-Whole Fundamental Change” if the Conversion Date for such Notes to be converted occurs on or after the Redemption Notice Date to, and including, the Business Day immediately preceding the Redemption Date.

As promptly as practicable, but in no event later than the second Business Day after the effective date of a Make-Whole Fundamental Change described in clause (i) of the definition of Make-Whole Fundamental Change contained in this Section 10.07(a), the Company will notify the Holders, the Trustee and the Conversion Agent of such effective date and issue a press release or publish the information through such other widely disseminated public medium as the Company may use at such time announcing such effective date.

(b) Determination of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased if a Holder converts a Note in connection with a Make-Whole Fundamental Change will be determined by reference to the table below, and will be based on the Make-Whole Fundamental Change Effective Date and the Stock Price for such Make-Whole Fundamental Change. For any Make-Whole Fundamental Change, the “Make-Whole Fundamental Change Effective Date” will mean, (i) if such Make-Whole Fundamental Change is of the type described in clause (i) of the definition of Make-Whole Fundamental Change contained in Section 10.07(a) hereof, the date on which such Make-Whole Fundamental

Change occurs or becomes effective, and (ii) if such Make-Whole Fundamental Change is of the type described in clause (ii) of the definition of Make-Whole Fundamental Change contained in Section 10.07(a) hereof, the applicable Redemption Notice Date.

(c) Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the first row (i.e., the column headers) of the table below will be adjusted on each date on which the Conversion Rate must be adjusted pursuant to Section 10.05. The adjusted Stock Prices will equal the Stock Prices in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the share price adjustment, and (ii) the denominator of which is the Conversion Rate in effect immediately after the adjustment. The numbers of Additional Shares set forth in the table below will be adjusted in the same manner, at the same time and for the same events for which the Conversion Rate is adjusted pursuant to Section 10.05 hereof.

(d) Additional Shares Table. The following table sets forth hypothetical Make-Whole Fundamental Change Effective Dates, Stock Prices and the number of Additional Shares by which the Conversion Rate will be increased per $1,000 principal amount of Notes for a Holder that converts a Note in connection with a Make-Whole Fundamental Change having such Make-Whole Fundamental Change Effective Date and Stock Price.

	Stock Price
Effective Date	$2.58	$3.25	$3.75	$4.70	$5.50	$6.58	$8.00	$11.00	$15.00	$20.00
January 9, 2017	174.8308	119.0494	95.1807	66.8723	52.4158	40.1823	30.3215	19.4340	12.8807	8.5490
June 15, 2017	174.8308	117.7571	93.3673	64.7021	50.2522	38.1762	28.6090	18.2158	12.0740	8.0040
June 15, 2018	174.8308	114.5263	88.8340	59.3829	45.0522	33.4802	24.6340	15.4522	10.2407	6.7940
June 15, 2019	174.8308	109.7571	82.3807	52.2766	38.3431	27.6139	19.8340	12.2067	8.1273	5.3990
June 15, 2020	174.8308	99.0494	72.4073	43.1489	29.9795	20.4103	14.0465	8.4613	5.7340	3.8140
June 15, 2021	174.8308	94.9263	63.0473	31.2127	18.6340	11.0182	7.0715	4.3340	3.1073	2.0240
June 15, 2022	174.8308	94.9263	53.9007	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(e) Use of Additional Shares Table. If the Stock Price and/or Make-Whole Fundamental Change Effective Date for a Make-Whole Fundamental Change are not set forth in the table above, then:

(A) if the Stock Price is between two Stock Prices in the table or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased for a Holder that converts a Note in connection with such Make-Whole Fundamental Change will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices listed in the table and the earlier and later Make-Whole Fundamental Change Effective Dates listed in the table, as applicable, based on a 365- or 366-day year, as applicable;

(B) if the Stock Price is greater than $20.00, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate; and

(C) if the Stock Price is less than $2.58 per share, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased as a result of this Section 10.07 to exceed 387.5968 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in the same manner as, and at the same time and for the same events for which the Conversion Rate must be adjusted as set forth in Section 10.05 hereof.

(f) Settlement or Conversion. If a Holder converts a Note in connection with a Make-Whole Fundamental Change, the Company will settle such conversion by delivering Conversion Consideration in accordance with Section 10.03 hereof; provided, however, that notwithstanding anything to the contrary in Section 10.03 hereof, if a Holder converts a Note in connection with a Make-Whole Fundamental Change described in clause (b)(ii) of the definition of Fundamental Change in which the holders of the Common Stock receive only cash in consideration for their shares of Common Stock, the Company will settle such conversion by delivering to such Holder, on the third Business Day immediately following the Conversion Date for such Note, an amount of cash, for each $1,000 principal amount of such Note converted, equal to the product of (i) the Conversion Rate on the Conversion Date applicable to such Note (including any Additional Shares added to such Conversion Rate pursuant to this Section 10.07) and (ii) the Stock Price for such Make-Whole Fundamental Change.

Section 10.08 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) General. If any of the following events occur:

(1)	any recapitalization, reclassification or change of Common Stock (other than (x) a change only in par value, from par value to no par value or no par value to par value, or (y) changes resulting from a stock split or combination not involving the issuance of any other class or series of securities);

(2)	any consolidation, merger, combination or similar transaction involving the Company;

(3)	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(4)	any statutory share exchange,

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock (including one or more series of the Common Stock), other securities, other property or assets (including cash or any combination thereof) (any such event, a “Common Stock Change Event” and such stock, other securities, other property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Common

Stock Change Event, a “Reference Property Unit”), then, notwithstanding anything to the contrary, at the effective time of such transaction, the consideration due upon conversions of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 10 were instead a reference to the same number of Reference Property Units. For these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit shall be deemed to be (a) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (b) if no holders of the Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of the Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average (if applicable) as soon as practicable after such determination is made.

Notwithstanding anything to the contrary, if the Reference Property Unit for a Common Stock Change Event consists entirely of cash, then the Company shall be deemed to elect Cash Settlement in respect of all conversions whose Conversion Date occurs after the effective date of such Common Stock Change Event, and the Company shall pay the cash due upon such conversions no later than the third Business Day after the applicable Conversion Date.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture giving effect to the above. Such supplemental indenture shall provide (i) to the extent the Reference Property is comprised, in whole or in part, of common equity securities, for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments provided for in this Article 10 and (ii) with respect to any Reference Property other than common equity securities and cash, such anti-dilution adjustments (if any) that the Company reasonably considers appropriate in its good faith determination. If the Reference Property in respect of any Common Stock Change Event includes shares of stock, securities or other property or assets of a Person other than the Company or the Successor Person, as the case may be, in such Common Stock Change Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes, including the right of Holders to require the Company to repurchase their Notes upon a Fundamental Change or pursuant to an optional repurchase right in accordance with Article 3, as the Company shall reasonably consider necessary by reason of the foregoing.

None of the foregoing provisions shall affect the right of a Holder to convert its Notes as set forth in Section 10.01 and Section 10.02 prior to the effective date of such Common Stock Change Event.

(b) Notices.

(i) As soon as practicable upon learning of the anticipated or actual effective date of any Common Stock Change Event, the Company will deliver written notice of such Common Stock Change Event to each Holder, the Trustee and the Conversion Agent. Such Notice will include:

(A) a brief description of such Common Stock Change Event;

(B) the Conversion Rate in effect on the date the Company delivers such notice;

(C) the anticipated effective date for the Common Stock Change Event;

(D) that, on and after the effective date for the Common Stock Change Event, the Notes will be convertible into Reference Property Units and cash in lieu of fractional Reference Property Units; and

(E) the composition of the Reference Property Unit for such Common Stock Change Event.

(ii) As promptly as practicable after executing a supplemental indenture in accordance with Section 10.08(a) hereof, the Company will:

(A) file with the Trustee an Officers’ Certificate briefly describing the Common Stock Change Event, the composition of the Reference Property Unit for such Common Stock Change Event, any adjustment to be made with respect thereto and that all conditions precedent under this Indenture to such Common Stock Change Event have been complied with; provided, that the failure to deliver such Officers’ Certificate shall not affect the validity or legality of such supplemental indenture; and

(B) cause to be sent to each Holder a notice of the execution of such supplemental indenture and the composition of the Reference Property Unit for such Common Stock Change Event; provided, that the failure to deliver such notice to any Holder will not affect the validity or legality of such supplemental indenture.

(c) Successive Common Stock Change Events. If more than one Common Stock Change Event occurs, this Section 10.08 will apply successively to each Common Stock Change Event.

(d) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10.08.

Section 10.09 No Responsibility of Trustee or Conversion Agent. The Trustee and the Conversion Agent will not have any duty or responsibility to any Holder to determine whether any facts exist that require an adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. Neither the Trustee nor the Conversion Agent will be responsible for any failure of the Company to deliver the Conversion Consideration due upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 10. Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent will be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 hereof, including with respect to the calculation of the amount of Conversion Consideration receivable by Holders upon the conversion of their Notes after any Common Stock Change Event, and each, subject to the provisions of Article 7, may accept as conclusive evidence of the correctness of any such provisions, and will be protected in relying upon, the Officers’ Certificate (which the Company will be obligated to file with the Trustee promptly following the execution of any such supplemental indenture) with respect thereto. The Conversion Agent (if other than the Company or an Affiliate of the Company) shall have the same protection under this Section 10.09 as the Trustee. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 10.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent written notice thereof with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent as soon as reasonably practicable after the occurrence of any such event or at such other times as shall be provided for in Section 10.01(b), or in the case of Section 10.01(b)(i), after the Company has actual knowledge thereof.

ARTICLE 11

REDEMPTION AT THE OPTION OF THE COMPANY

Section 11.01 No Sinking Fund. No sinking fund is provided for the Notes.

Section 11.02 Right To Redeem the Notes.

(a) General. Prior to June 15, 2018, the Company may not redeem the Notes. On or after June 15, 2018, and prior to the Maturity Date, the Company may redeem (a “Redemption”) at its option, all or from time to time part, of the Notes on the Redemption Date for an amount of cash equal to the Redemption Price for such Redemption Date if the Last Reported Sale Price per share of the Common Stock equals or exceeds 140% of the Conversion Price in effect on each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date on which the Company delivers the Redemption Notice for such redemption pursuant to Section 11.03 hereof.

(b) The “Redemption Price” means, for any Notes to be redeemed on a Redemption Date, a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Redemption Date; provided, however, that if a Redemption Date occurs after a Regular Record Date, but on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Redemption Price for any Notes to be redeemed will equal 100% of the principal amount of such Notes, and accrued and unpaid interest, if any, on such Notes to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Notes remained outstanding through such Interest Payment Date) will be payable, on such Redemption Date, to the Holder of such Notes at the Close of Business on such Regular Record Date.

(c) The “Redemption Date” means, for any redemption, the date specified as such on the Redemption Notice for such redemption, which date must be a Business Day and must be not less than 45 Scheduled Trading Days, nor more than 60 Scheduled Trading Days, immediately following the date on which the Company delivers such Redemption Notice.

Section 11.03 Redemption Notice.

(a) At least 45 Scheduled Trading Days but not more than 60 Scheduled Trading Days prior to any Redemption Date, the Company will send to each Holder (with a copy to the Trustee) a written notice of redemption (the “Redemption Notice,” and the date of such sending, the “Redemption Notice Date”) and, substantially contemporaneously therewith, the Company will issue a press release announcing such Redemption or publish the information through such other widely disseminated public medium as the Company may use at that time. If the Company decides to redeem fewer than all of the outstanding Notes, the Notes to be redeemed will be selected according to the Applicable Procedures, in the case of Notes represented by one or more Global Notes, or, in the case of Physical Notes, the Company shall select Notes to be redeemed pro rata, by lot or by such other method the Company considers fair and appropriate. If the Company selects a portion of a Holder’s Notes for partial Redemption and such Holder converts a portion of such Notes, the converted portion shall be deemed to be from the portion selected for Redemption. In the event of any Redemption in part, the Company shall not be required to register the transfer of or exchange any Note so selected for Redemption, in whole or in part, except the unredeemed portion of any such Note being redeemed in part.

For any redemption, the Redemption Notice corresponding to such redemption will specify:

(A) briefly, a description of the Company’s redemption right under this Indenture;

(B) the Redemption Price for such Redemption Date (for each $1,000 principal amount of Notes);

(C) the Redemption Date for such redemption;

(D) the name and address of the Paying Agent and of the Conversion Agent;

(E) that Notes called for redemption may be converted at any time before the Close of Business on the Business Day immediately preceding the Redemption Date;

(F) the Conversion Rate in effect on the Redemption Notice Date for such redemption and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Redemption Notice Date;

(G) any Additional Shares by which the Conversion Rate will be increased pursuant to Section 10.07 hereof for a Holder that converts a Note “in connection with” the Company’s election to redeem the Notes;

(H) that Notes must be surrendered to the Paying Agent on or before the Redemption Date to collect the Redemption Price;

(I) that, unless the Company defaults in paying the Redemption Price on the Redemption Date, interest, if any, on a Note will cease to accrue on and after the Redemption Date; and

(J) the CUSIP and ISIN number(s) of the Notes.

On any Redemption Notice Date, the Company will also furnish to the Trustee an Officers’ Certificate, which Officers’ Certificate will set forth the aggregate principal amount of Notes then outstanding and include a copy of the Redemption Notice delivered by the Company on such Redemption Notice Date.

Section 11.04 Effect of Redemption Notice. After the Company has delivered a Redemption Notice, each Holder will have the right to receive payment of the Redemption Price for its Notes on the later of (i) the Redemption Date and (ii)(a) if the Notes are Physical Notes, delivery of its Notes to the Paying Agent or (b) if the Notes are Global Notes, compliance with the Applicable Procedures relating to the redemption and delivery of the beneficial interests to be redeemed to the Paying Agent; provided, however, that, until the Close of Business on the Business Day immediately preceding such Redemption Date, Holders may convert their Notes, regardless of whether they have been delivered to the Paying Agent for redemption, by complying with the requirements for conversion set forth in Article 10.

Section 11.05 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company will deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Section 2.07 hereof) an amount of immediately available funds sufficient to pay the Redemption Price of all of the then outstanding Notes.

Section 11.06 Effect of Deposit. If, as of 11:00 a.m., New York City time, on any Redemption Date, the Company, in accordance with Section 11.05 hereof, has deposited with the Paying Agent money sufficient to pay the Redemption Price for every Note validly delivered in accordance with Section 11.04 hereof (and not converted before such Redemption Date), then, on such Redemption Date:

(A) every Note outstanding on such Redemption Date will cease to be outstanding and interest, if any, on such Notes will cease to accrue (regardless of whether such Notes were delivered to the Paying Agent or book-entry transfer has been made, as applicable), except to the extent provided in the proviso to Section 11.02(b); and

(B) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Redemption Price or, in the case of Notes surrendered for conversion in accordance with Article 10 hereof, the right to receive the Conversion Consideration due upon conversion of such Notes, and other than as provided in the proviso to Section 11.02(b)) will terminate.

Section 11.07 Covenant Not to Redeem Notes Upon Certain Events of Default.

(a) General. Notwithstanding anything to the contrary in this Article 11, the Company will not redeem any Notes under this Article 11 if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on, or prior to, the Redemption Date (except in the case of an acceleration resulting from a Default by the Company that would be cured by the Company’s payment of the Redemption Price with respect to such Notes).

(b) Return of Notes. If a Holder delivers a Note for redemption pursuant to Section 11.04 and, on the Redemption Date, pursuant to this Section 11.07, the Company is not permitted to redeem such Note, the Paying Agent will (i) if such Note is a Physical Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to cancel any instructions for book-entry transfer of such Note.

Section 11.08 Repayment to the Company. Subject to any applicable property laws, if, six months after the Redemption Date, any cash held by the Paying Agent remains unclaimed, the Paying Agent will promptly return such cash to the Company; provided, however, that, to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 11.05 exceeds the aggregate Redemption Price of every Note outstanding, then as soon as practicable following the Redemption Date, the Trustee will return such excess to the Company.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Qualification of the Indenture. The Company has agreed to qualify this Indenture under the Trust Indenture Act and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

Section 12.02 Notices. Any request, demand, authorization, notice, waiver, consent or communication will be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by electronic transmission or other similar means of unsecured electronic methods to the following:

if to the Company:

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Facsimile: (858) 812-3402

Attn: General Counsel

with a copy to (which shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Facsimile: (858) 458-3131

Attention: Teri O’Brien

if to the Trustee, Registrar, Paying Agent or Conversion Agent:

Wilmington Trust, National Association

Global Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: (612) 217-5651

Attention: Inseego Corp. Administrator

The Company or the Trustee, by notice given to the other in the manner provided above, may designate additional or different addresses for subsequent notices or communications. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if it is in writing and actually received by the Trustee, addressed as provided above or sent electronically in PDF format.

Any notice or communication given to a Holder will be mailed to the Holder, by first class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and will be deemed given on the date of such mailing or electronic delivery, as applicable; provided, however, that with respect to any Global Note, such notice or communication will be sent to the Holder thereof pursuant to the Applicable Procedures. Any notice or communication will also be so mailed to any Person described in Section 311(c) of the Trust Indenture Act, to the extent required by the Trust Indenture Act.

Failure to mail or send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or sent in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company mails or sends a notice or communication to the Holders, it will, at the same time, send a copy to the Trustee and each of the Registrar, Paying Agent and Conversion Agent.

If the Company is required under this Indenture to give a notice to the Holders, in lieu of delivering such notice to the Holders, the Company may deliver such notice to the Trustee and direct the Trustee, at the Company’s expense, to have delivered such notice to the Holders on or prior to the date on which the Company would otherwise have been required to deliver such notice to the Holders. In such a case, the Company will also direct the Trustee, at the Company’s expense, to send a copy of the notice to each of the Registrar, Paying Agent and Conversion Agent at the same time it sends the notice to the Holders.

Section 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture other than the authentication of the initial Global Note and any Physical Note on the Issue Date, the Company will furnish to the Trustee:

(a) an Officers’ Certificate stating that, in the judgment or opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the judgment or opinion of such counsel, all such conditions precedent relating to the proposed action (to the extent of legal conclusions and subject to reasonable assumptions and exclusions) have been complied with.

Section 12.04 Statements Required in Certificate or Opinion. Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition (except for such Officers’ Certificate required to be delivered pursuant to Section 4.05 hereof) provided for in this Indenture will include:

(a) a statement that each Person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements, judgments or opinions contained in such Officers’ Certificate or Opinion of Counsel are based;

(c) a statement that, in the judgment or opinion of each such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed judgment or opinion to whether or not such covenant or condition has been complied with; and

(d) a statement that, in the judgment or opinion of such Person, such covenant or condition has been complied with.

Section 12.05 Separability Clause. In case any provision in this Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.06 Rules by Trustee. The Trustee may make reasonable rules for action by, or a meeting of, Holders.

Section 12.07 Governing Law and Waiver of Jury Trial. THE INDENTURE AND EACH NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.08 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder will waive and release all such liability. The waiver and release will be part of the consideration for the issuance of the Notes.

Section 12.09 Calculations. Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under the Notes and this Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, the Daily Settlement Amounts, the Daily Conversion Values, accrued interest payable on the Notes (including any Additional Interest, Default Interest or Special Interest) and the Conversion Rate in effect on any Conversion Date.

The Company will make all calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. If any Holder requests in writing from the Trustee a copy of such schedule, the Trustee will promptly forward a copy of such schedule to such Holder.

All calculations will be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be, with 5/100,000ths rounded upward.

Section 12.10 Successors. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 12.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 12.12 Table of Contents; Headings. The table of contents and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 12.13 Force Majeure. The Trustee, Registrar, Paying Agent and Conversion Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 12.14 Submission to Jurisdiction. The Company: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in the City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 12.15 Legal Holidays. If the Maturity Date or any Interest Payment Date, any Fundamental Change Repurchase Date, the Optional Repurchase Date or any Redemption Date is not a Business Day (which, solely for the purposes of any payment required to be made on the Notes on any such date shall also not include days in which the office where the place of payment is authorized or required by law to close), then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day, and no interest on such payment will accrue as a result of such delay.

Section 12.16 No Security Interest Created. Except as provided in Section 7.07 or 9.01(b) hereof, nothing in this Indenture or in the Notes, expressed or implied, will be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 12.17 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.18 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.19 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 12.20 Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act or another provision that is required or deemed under the Trust Indenture Act to be part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded or if the Indenture is not required to comply with the Trust Indenture Act, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

[Signature Pages Follow]

IN WITNESS WHEREOF, Inseego Corp. has executed this Indenture as of the day and year first written above.

INSEEGO CORP., as Company

By:	/s/ Michael A. Newman
	Name:	Michael A. Newman
	Title:	Executive Vice President and Chief Financial Officer

Signature Page – Inseego Corp. 5.50% Convertible Senior Notes Indenture

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the day and year first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

Signature Page – Inseego Corp. 5.50% Convertible Senior Notes Indenture

EXHIBIT A

FORM OF NOTE

[FORM OF FACE OF NOTE]

[Include the following legend for Global Notes only (the “Global Note Legend”):]

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Include the following legend on all Notes that are Transfer-Restricted Securities or Affiliate Notes (the “Restricted Note Legend”):]

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS NOTE (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (A) THE DATE THAT IS ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE COMPANY’S 5.50% CONVERTIBLE SENIOR NOTES DUE 2022 OR SUCH SHORTER PERIOD OF TIME PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO; AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[Include the following legend for all Notes that are not Affiliate Notes (the “Non-Affiliate Legend”):]

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF INSEEGO CORP. MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN.

No.: [                ]

CUSIP: [                ]*

ISIN: [                ]*

Principal Amount $[                    ]

[as revised by the Schedule of Increases

and Decreases of Global Note attached hereto]1

Inseego Corp.

5.50% Convertible Senior Notes due 2022

Inseego Corp., a Delaware corporation, promises to pay to [            ],2 or registered assigns, the principal amount of $[            ] [(as revised by the Schedule of Increases and Decreases of Global Note attached hereto)]3 on June 15, 2022.

Interest Payment Dates: June 15 and December 15 of each year, beginning [June 15, 2017].

Regular Record Dates: June 1 and December 1 of each year, beginning [June 1, 2017].

Additional provisions of this Note are set forth on the other side of this Note.

*	Upon the removal of the Restricted Note Legend in accordance with the within-mentioned Indenture, these CUSIP and ISIN numbers will be deemed removed and replaced with CUSIP number [ ] and ISIN number [ ].

[1]	Include for Global Notes only.
[2]	Insert Cede & Co. for Global Notes.
[3]	Include for Global Notes only.

INSEEGO CORP.

By:
Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory
Dated:

[FORM OF REVERSE OF NOTE]

INSEEGO CORP.

5.50% Convertible Senior Notes due 2022

This Note is one of a duly authorized issue of notes of Inseego Corp. (the “Company”), designated as its 5.50% Convertible Senior Notes due 2022 (the “Notes”), all issued or to be issued under and pursuant to an indenture dated as of the Issue Date (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Indenture, and the terms of the Notes include those stated in the Indenture and those incorporated into the Indenture. Notwithstanding anything herein to the contrary, to the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and control.

1. Interest.

This Note will bear interest at a rate equal to 5.50% per annum. Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, [December 15, 2016]. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on [June 15, 2017]. Each payment of cash interest on this Note will include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through, and including, the day before the applicable Interest Payment Date.

[Pursuant to Section 4.04 of the Indenture, in certain circumstances, the Company will pay Additional Interest on this Note.] Pursuant to Section 6.04 of the Indenture, in certain circumstances, the Company will pay Special Interest on this Note.

Pursuant to Section 2.04 of the Indenture, in certain circumstances, the Company will pay Default Interest on Defaulted Amounts with respect to this Note.

2. Method of Payment.

The Company will promptly make all payments on this Note on the dates and in the manner provided herein and in the Indenture. Payments on Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by Depositary. The Company will pay principal of, and any Fundamental Change Repurchase Price, Optional Repurchase Price or Redemption Price for, Physical Notes at the office or agency designated by the Company for such purpose. Interest on Physical Notes will be made by check or by wire transfer, as described in Section 2.04, except that any payment of Interest due on the Maturity Date will be made at the office or agency designated by the Company for such purpose. All payments on this Note will be made in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Conversion Agent and Registrar.

Initially, Wilmington Trust, National Association will act as the Trustee, Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar; provided, that the Company will maintain at least one Paying Agent, Conversion Agent and Registrar in the continental United States. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4. Repurchase By the Company at the Option of the Holder.

(a) Upon a Fundamental Change. At the option of the Holder, and subject to the terms and conditions of the Indenture, upon the occurrence of a Fundamental Change, each Holder will have the right, at its option, to require the Company to repurchase for cash all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, at a Fundamental Change Repurchase Price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date occurs after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, in which case the Company will pay the accrued and unpaid interest on such Notes, on such Fundamental Change Repurchase Date, to the Holder of such Notes as of the Close of Business on such Regular Record Date, and the Fundamental Change Repurchase Price shall not include such accrued and unpaid interest. To exercise its purchase right, a Holder must comply with the applicable procedures set forth in Article 3 of the Indenture.

(a) Optional Repurchase. At the option of the Holder, and subject to the terms and conditions of the Indenture, each Holder will have the right, at its option, to require the Company to repurchase for cash all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, at the Optional Repurchase Price equal to 100% of the principal amount of Notes to be purchased. For the avoidance of doubt, accrued and unpaid interest, if any, on any Note to be repurchased on an Optional Repurchase Date to, but excluding, the Interest Payment Date falling on such Optional Repurchase Date will be payable, on such Interest Payment Date, to the Holder of such Note at the Close of Business on the immediately preceding Regular Record Date. To exercise its purchase right, a Holder must comply with the applicable procedures set forth in Article 3 of the Indenture.

5. Redemption at the Option of the Company.

Prior to June 15, 2018, the Company may not redeem the Notes. Subject to the terms of the Indenture, on or after June 15, 2018, and prior to the Maturity Date, the Company may redeem at its option, all or from time to time part, of the Notes for cash if the Last Reported Sale Price per share of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Days ending, and including, on the Trading Day immediately prior to the date the Company delivers the Redemption Notice for such redemption. Any Redemption Date must be at least 45 Scheduled Trading Days, but not more than 60 Scheduled Trading Days, after the date on which the Company delivers the applicable Redemption Notice. The Redemption Price that the Company will pay for any Notes that it redeems will equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to but excluding, the Redemption Date, unless the Redemption Date occurs after a Regular Record Date and on or before the Interest Payment Date corresponding to such Regular Record Date, in which case the Redemption Price for any Notes to be redeemed will equal 100% of the principal amount of such Notes, and accrued and unpaid interest, if any, on such Notes to, but excluding, such Interest Payment Date will be payable, on such Redemption Date, to the Holders of such Notes at the Close of Business on such Regular Record Date.

6. Conversion.

Subject to, and upon compliance with, the provisions of Article 10 of the Indenture, a Holder may, at its option, convert all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, (i) subject to satisfaction of the conditions set forth in Section 10.01(b) of the Indenture, at any time prior to the Close of Business on the Business Day immediately preceding December 15, 2021, under the circumstances and during the periods set forth in Section 10.01(b) of the Indenture, and (ii) irrespective of the conditions set forth in Section 10.01(b) of the Indenture, on or after December 15, 2021, and prior to the Close of Business on the Business Day immediately preceding the Maturity Date, in each case, into Conversion Consideration, as provided in Article 10 of the Indenture, based on the Conversion Rate. Notes may not be converted after the Close of Business on the Business Day immediately preceding the Maturity Date.

7. Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in minimum denominations of $1,000 of principal amount and in integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes in respect of which a Fundamental Change Repurchase Notice or an Optional Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased), after the Company has delivered a Redemption Notice (except to the extent that Notes are converted or the Company fails to pay the Redemption Price in accordance with Article 11 of the Indenture) or in respect of which a Conversion Notice has been given (except, in the case of a Note to be converted in part, the portion of the Note not to be converted).

8. Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture permits the Indenture and the Notes to be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. In certain circumstances, the Company and the Trustee may also amend or supplement the Indenture or the Notes without the consent of any Holder. Subject to certain exceptions, the Indenture permits the waiver of certain Events of Default or the noncompliance with certain provisions of the Indenture and of the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

9. Defaults and Remedies.

Subject to the immediately following paragraph, if an Event of Default specified in the Indenture occurs and is continuing, the Trustee, by delivering a written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by delivering a written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. In addition, certain specified Events of Default will cause the Notes to become immediately due and payable without the Trustee or Holders taking any action.

If the Company so elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with the reporting obligations under Section 4.03 of the Indenture (including the Company’s obligations under Section 314(a)(1) of the Trust Indenture Act) will, for the first 60 days after the occurrence of such Event of Default, consist exclusively of the right to receive Special Interest on the principal amount of the Notes then outstanding.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Holders of a majority of the principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, subject to certain limitations set forth in the Indenture. Subject to certain exceptions, the Trustee may withhold from Holders notice of any continuing Event of Default or Default if it determines that withholding notice is in their interest.

10. Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

11. Unclaimed Money or Notes.

The Trustee and the Paying Agent will return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remain unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person.

12. Trustee Dealings with the Company.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.

13. Calculations in Respect of Notes.

Except as otherwise provided in the Indenture, the Company will be responsible for making all calculations called for under the Notes and the Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, the Daily Settlement Amounts, the Daily Conversion Values, accrued interest payable on the Notes, the Conversion Rate in effect on any Conversion Date, [Additional Interest,] Default Interest and the Special Interest.

The Company will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders.

14. No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15. Authentication.

This Note will not be valid until an authorized signatory of the Trustee manually signs the Trustee’s certificate of authentication on the other side of this Note.

16. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17. GOVERNING LAW.

THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

18. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in any notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture which has in it the text of this Note. Requests may be made to:

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Attn: General Counsel

CONVERSION NOTICE

INSEEGO CORP.

5.50% CONVERTIBLE SENIOR NOTES DUE 2022

To convert this Note, check the box ☐

To convert the entire principal amount of this Note, check the box ☐

To convert only a portion of the principal amount of this Note, check the box ☐ and here specify the principal amount to be converted, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof:

$

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

FUNDAMENTAL CHANGE REPURCHASE NOTICE

Wilmington Trust, National Association, as Trustee

Global Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Inseego Corp. Administrator

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Attention: General Counsel

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Inseego Corp. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the Holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is equal to $1,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not occur during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

Principal amount to be repaid (if less than all): $                ,000

Certificate number(s) (if certificated):

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

OPTIONAL REPURCHASE NOTICE

Wilmington Trust, National Association, as Trustee

Global Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Inseego Corp. Administrator

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Attention: General Counsel

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Inseego Corp. (the “Company”) as to optional repurchase right and specifying the Optional Repurchase Date and requests and instructs the Company to pay to the Holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note the entire principal amount of this Note, or the portion thereof (that is equal to $1,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated.

Principal amount to be repaid (if less than all): $                ,000

Certificate number(s) (if certificated):

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

[Include for Global Note]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE

Initial Principal Amount of Global Note: $[                 ]

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar or Note Custodian

EXHIBIT B

[FORM OF RESTRICTED STOCK LEGEND]

THE SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS SECURITY (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (A) THE DATE THAT IS ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE COMPANY’S 5.50% CONVERTIBLE SENIOR NOTES DUE 2022 OR SUCH SHORTER PERIOD OF TIME PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO; AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-1

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

50 South Sixth Street

Suite 1290

Minneapolis, MN 55402

Attention: Inseego Corp. Administrator

Re:	5.50% Convertible Senior Notes due 2022

Reference is hereby made to that certain Indenture (the “Indenture”), dated as of January [    ], 2017, between Inseego Corp., a Delaware corporation (“Company”), and Wilmington Trust, National Association, a national banking association, as trustee. Capitalized terms used but not defined herein have the respective meanings given to them in the Indenture.

The undersigned (the “Transferor”) owns and proposes to transfer (the “Transfer”) the following principal amount of the Transferor’s [beneficial interests in the Global Note][Physical Note] identified in Annex A hereto:

$

to:

                                                                        (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that such beneficial interest is being transferred to a Person that the Transferor reasonably believes is purchasing such beneficial interest for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A.

4.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

Dated:

Name of Transferor

By:
Name:
Title:

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following (check one):

a.	☐	a beneficial interest in a Rule 144A Global Note (CUSIP # ); or

b.	☐	a Rule 144A Physical Note (CUSIP # ); or

c.	☐	a beneficial interest in an Accredited Investor Global Note (CUSIP # ); or

d.	☐	an Accredited Investor Physical Note (CUSIP # ).

2.	After the Transfer, the Transferee will hold: the following:

a.	☐	a beneficial interest in a Rule 144A Global Note (CUSIP # ); or

b.	☐	a Rule 144A Physical Note (CUSIP # ); or

c.	☐	a beneficial interest in an Accredited Investor Global Note (CUSIP # ); or

d.	☐	an Accredited Investor Physical Note (CUSIP # ); or

e.	☐	a beneficial interest in an “unrestricted” Global Note (CUSIP # ).

f.	☐	an “unrestricted” Physical Note (CUSIP # ).

EXHIBIT D

FORM OF CERTIFICATE FROM TRANSFEREE QUALIFIED INSTITUTIONAL

BUYER OR ACCREDITED INVESTOR

Inseego Corp.

9605 Scranton Road, Suite 300

San Diego, CA 92121

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

50 South Sixth Street

Suite 1290

Minneapolis, MN 55402

Attention: Inseego Corp. Administrator

Re:	5.50% Convertible Senior Notes due 2022

Reference is hereby made to that certain Indenture (the “Indenture”), dated as of January [    ], 2017, between Inseego Corp., a Delaware corporation (“Company”), and Wilmington Trust, National Association, a national banking association, as trustee. Capitalized terms used but not defined herein have the respective meanings given to them in the Indenture.

The undersigned (the “Transferee”) hereby certifies, in connection with its proposed acquisition of:

$                              aggregate principal amount of Notes hereby certifies as follows:

1.	The Transferee is acquiring the notes for the Transferee’s own account or for an account with respect to which the Transferee exercises sole investment discretion, and the Transferee and such account are: (check one)

a.	☐	a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act); or

b.	☐	an “accredited investor” (as defined under Rule 501 of Regulation D under the Securities Act).

2.	The Transferee acknowledges that the offer and sale of such Notes (and any shares of Common Stock issuable upon conversion thereof) have not been registered under the Securities Act or the securities laws of any other jurisdiction and that such Notes (and any such shares) may not be offered, sold, pledged or otherwise transferred except as set forth below.

D-1

3.	The Transferee will not, prior to the Resale Restriction Termination Date (as defined below), resell or otherwise transfer any of such Notes (or any shares of Common Stock issuable upon conversion of such Notes), except:

a.	to the Company or one of its Subsidiaries;

b.	under, and in accordance with, a registration statement that is effective under the Securities Act at the time of such transfer;

c.	to a Person that the Transferee reasonably believes to be a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act (if available); or

d.	under any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

The “Resale Restriction Termination Date” of such Note means the later of: (a) the date that is one year after the Last Original Issue Date of such Note or such shorter period of time as permitted by Rule 144 or any successor provision thereto; and (b) such other date as may be required by applicable law.

4.	With respect to any transfer made pursuant to paragraph 3(d) above, prior to the Resale Restriction Termination Date, the Transferee will deliver to the Company and the Trustee (with respect to a transfer of such Notes) or the transfer agent (with respect to a transfer of any shares of Common Stock issued upon the conversion of such Notes) such certificates, legal opinions and other information as the Company or they may reasonably require and may rely upon to confirm that the transfer by the Transferee complies with the foregoing restrictions. The Transferee will, and each subsequent holder is required to, notify anyone who purchases such Notes or any such shares from it prior to the Resale Restriction Termination Date of the above resale restrictions.

5.	The Transferee is not an “affiliate” (within the meaning of Rule 144 under the Securities Act) of Inseego Corp. and the Transferee understands that such Notes will bear a legend substantially to the following effect:

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN.

Dated:

Name of Transferee

D-2

By:
Name:
Title:

D-3